As filed with the Securities and Exchange Commission on June 25, 2008
Amendment No. 1 to Form S-3 on Form S-1 Registration No. 333-149884

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VirnetX Holding Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	5615 Scotts Valley Drive, Suite 110	77-0390628
(State or Other Jurisdiction of Incorporation or Organization)	Scotts Valley, California 95066 (831) 438-8200	(I.R.S. Employer Identification Number)

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Kendall Larsen
Chief Executive Officer
VirnetX, Inc.
5615 Scotts Valley Drive, Suite 110
Scotts Valley, California 95066
(831) 438-8200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 25, 2008.

PRELIMINARY PROSPECTUS

VIRNETX HOLDING CORPORATION

15,801,384 Shares
Common Stock

The security holders named in this prospectus may sell for their accounts 15,801,384 shares of our common stock.

The securities described in this prospectus are not being sold by any underwriter. VirnetX Holding Corporation will not receive any proceeds from the sale of these securities.

Our common stock is listed on the American Stock Exchange under the symbol “VHC.” On June 20, 2008, the last reported sales price of our common stock as reported on the American Stock Exchange was $4.58 per share.

We have filed two other registration statements (no.  333-145765 and no. 222-149884) with respect to sales of additional shares of our common stock by certain other selling stockholders.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF COMMON STOCK OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          , 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, the selling stockholders may from time to time sell an indeterminate number of shares of common stock in one or more offerings.

This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered shares, please refer to the registration statement of which this prospectus is a part. Before purchasing any common stock, you should carefully read this prospectus, together with the additional information described under the section of this prospectus titled “Where You Can Find More Information.” In particular, you should carefully consider the risks and uncertainties described under the section titled “Risk Factors” in this prospectus before you decide whether to purchase any common stock. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and ultimately affect the price of our common stock.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. No offers are being made hereby in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

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SUMMARY

The following summary provides an overview of certain information about our company and the offering and may not contain all the information that may be important to you. This summary is qualified in its entirety by and should be read together with the information contained in other parts of this prospectus. You should carefully read this entire prospectus before making a decision about whether to invest in our common stock.

Our Company

From inception in 1992 until January 2003, VirnetX Holding Corporation (through its predecessor corporation) was engaged in the business of developing and licensing software that enabled internet and web-based communications. As of January 31, 2003, we had sold all of our operating assets, and since such time our only source of revenue has been derived from nominal royalties payable to our wholly-owned Japan subsidiary, Network Research Corp. Japan, Ltd. pursuant to the terms of a single license agreement. We acquired VirnetX as a wholly-owned subsidiary on July 5, 2007 and ceased being a shell company (the “Merger”). Additionally, pursuant to the merger with VirnetX, we experienced a change in control, with the former securityholders of VirnetX acquiring control of VirnetX Holding Corporation.

Our wholly-owned subsidiary, VirnetX, was incorporated in the State of Delaware in August 2005. It is a development stage company that was formed to commercialize a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or “IM,” and voice over internet protocol, or “VoIP.” VirnetX has acquired certain patents from Science Applications International Corporation, a systems, solutions and technical services company based in San Diego, California (better known as “SAIC”).

Principal Products and Services

Technology and Solutions Business

Our primary strategy for our technology and solutions business is to commercialize our patented technology in the area of secure real-time communication. We are developing technology for:

•	“single-click” and “zero-click” security solutions for real-time communications; and

•	“end-to-end” security for VoIP, video conferencing and other types of peer-to-peer collaboration without degradation in quality of service.

In addition, we expect to continue to generate nominal royalties payable to our Japan subsidiary pursuant to the terms of a single license agreement.

Contract Services Business

Our primary strategy for our contract services business is to leverage our research and development group to provide contract research, prototyping, systems integration and technical services to numerous branches of the U.S. Federal government, network service providers and other OEM partners. Our team is staffed with nationally accredited scientists who have experience with research and development projects concerning industry-wide security solutions as well as national security. We intend to provide these contract services to assist the research and development efforts of our corporate and OEM developers by providing outsourced research, deployment and testing services designed to secure and simplify networks.

We believe that the revenue generated by our contract services business will eventually partially offset the costs of our technology and solutions business and will provide us with the opportunity to generate future strategic relationships and licensing opportunities. We also anticipate that future contract services projects will enable us to develop promising new technologies that can be commercialized through our technology and solutions business.

Microsoft Litigation

We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court of the Eastern

District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. Discovery has begun, a Markman hearing on claim construction is scheduled for February 2009, and the trial is scheduled to begin on October 12, 2009. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications. On March 31, 2008, Microsoft filed a Motion to Dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008. Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit.

Summary Financial Data

The summary financial data set forth below is derived from our financial statements and notes thereto, and should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and notes thereto and the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case appearing elsewhere in this prospectus.

For accounting purposes, VirnetX Holding Corporation was a publicly-held shell company prior to the merger with VirnetX.

In light of the fact that VirnetX was deemed to be the acquiror in the Merger, the historical financial information of VirnetX has been presented as the historical financial information of the Company throughout this prospectus.

Statement of Operations Data

			For the Period
	Three Months	Three Months	August 2, 2005
	Ended	Ended	(Date of Inception)	Year Ended	Year Ended
	March 31,	March 31,	to December 31,	December 31,	December 31,
	2008	2007	2005	2006	2007

Revenue	$33,306	—	—	—	$74,866
Total operating expenses:	(3,135,622)	$(766,328)	$882,478	$1,407,675	8,725,210
Total other (income) expenses, net:	70,581	(14,498)	—	(6,336)	41,820

Net loss:	$(3,031,735)	$(780,826)	$882,478	$1,401,339	$8,692,164

Balance Sheet and Other Data

	Three Months
	Ended	As of	As of	Year Ended
	March 31,	December 31,	December 31,	December 31,
	2008	2005	2006	2007

Cash and cash equivalents:	$6,682,996	$86,552	$139,997	$8,589,447
Total assets:	$7,061,694	$147,722	$195,123	$9,279,166
Accounts payable:	$1,067,434	$—	$87,386	$444,044
Total stockholders’ equity (deficit):	$6,077,489	$(82,278)	$107,737	$8,495,376

SALE OF SECURITIES DESCRIBED IN THIS PROSPECTUS

The sale of the securities described in this prospectus may be made from time to time in transactions, which may include block transactions by or for the account of the holders, in the over-the-counter market or in negotiated transactions through a combination of these methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

A post-effective amendment to the registration statement that includes this prospectus must be filed and declared effective by the Securities and Exchange Commission before a holder may:

•	sell any securities described in this prospectus according to the terms of this prospectus either at a fixed price or a negotiated price, either of which is not the prevailing market price;

•	sell securities described in this prospectus in a block transaction to a purchaser who resells;

•	pay compensation to a broker-dealer that is other than the usual and customary discounts, concessions or commissions; or

•	make any arrangements, either individually or in the aggregate, that would constitute a distribution of the securities described in this prospectus.

Except as noted above, the securities described in this prospectus may be sold by the named holders or their transferees starting on the date of this prospectus. Sales of these securities may depress the price of the common stock in any market that may develop for these securities.

Corporate Information

Our principal executive offices are located at 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066, and our phone number is (831) 438-8200. We maintain a website at www.virnetx.com. Information contained on our website does not comprise a part of this prospectus.

VirnetX is a trademark in the United States. This prospectus includes product names, trade names and trademarks of other companies. All other product names, trade names and trademarks appearing in this prospectus are the property of their respective holders.

As used in this prospectus:

•	“VirnetX” refers to VirnetX, Inc., a Delaware corporation;

•	“VirnetX Holding Corporation” refers to VirnetX Holding Corporation, a Delaware corporation, formerly PASW, Inc., on and after our reincorporation which became effective on May 30, 2007 and name change which became effective on October 29, 2007, and refers to PASW, Inc., a California corporation, prior to that date;

•	“the merger” refers to the merger which became effective on July 5, 2007, by and among VirnetX, VirnetX Holding Corporation and a wholly-owned subsidiary of VirnetX Holding Corporation, whereby VirnetX merged with, and became, a wholly-owned subsidiary of VirnetX Holding Corporation and VirnetX Holding Corporation issued shares of its common stock to the stockholders of VirnetX as consideration for the merger;

•	“the Gilford Offering” and “the public offering” refers to a public offering of 3,450,000 shares of the Company’s common stock, which closed on December 31, 2007; and

•	“we,” “our,” “us” and “the company” refer to VirnetX Holding Corporation and its wholly-owned subsidiaries, including VirnetX, collectively, on a consolidated basis after giving effect to the merger.

Unless otherwise noted in this prospectus, all information in this prospectus assumes:

•	no exercise of outstanding options and warrants exercisable for shares of our common stock consisting of the following:

•	300,000 shares of our common stock issuable upon exercise of the warrant issued to the underwriter in connection with the December 31, 2007 offering; and

•	4,068,595 shares of our common stock issuable upon exercise of our options outstanding as of March 19, 2008.

RISK FACTORS

You should carefully consider the following material risks in addition to the other information set forth in this prospectus before making any investment in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of these risk factors occurs, you could lose substantial value or your entire investment in our stock.

Risks related to existing and future litigation

We have commenced legal proceedings against Microsoft, and we expect such litigation to be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

On February 15, 2007, we initiated a lawsuit by filing a complaint against Microsoft in the United States District Court for the Eastern District of Texas, Tyler Division, pursuant to which we allege that Microsoft infringes two of our patents regarding the creation of VPNs. We seek damages and injunctive relief. On April 5, 2007, we filed an amended complaint, pursuant to which we allege that Microsoft infringes a third patent. We anticipate that these legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. The time and effort of our management to effectively pursue the Microsoft lawsuit may adversely affect our ability to operate our business, since time spent on matters related to the lawsuit will take away from the time spent on managing and operating our business. Microsoft has counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. If Microsoft’s counterclaims are successful, they may preclude our ability to commercialize our initial products. Additionally, we anticipate that our legal fees will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business.

While we believe Microsoft infringes our patents, we can provide no assurance that we will be successful in our lawsuit.

We believe that Microsoft infringes on three of our patents, but obtaining and collecting a judgment against Microsoft may be difficult or impossible. Patent litigation is inherently risky and the outcome is uncertain. Microsoft is a large, well-financed company with substantially greater resources than us. We believe that Microsoft will devote a substantial amount of resources in an attempt to prove that either their products do not infringe our patents or that our patents are not valid and are unenforceable. At this time, we cannot predict the outcome of this litigation.

We are devoting a substantial amount of our financial and management resources to the Microsoft litigation, and if we are unsuccessful in this lawsuit, our financial condition may be so adversely affected, we may not survive.

Currently, we are devoting substantial time, effort and financial resources to our lawsuit against Microsoft. We are a development stage company with no finished product, and our business strategy depends greatly on obtaining a judgment in our favor from the courts and collecting such judgment before our financial resources are depleted. In the event we are not awarded and do not subsequently obtain monetary and injunctive relief, we may not have enough financial resources to continue our operations.

The burdens of being a public company may adversely affect our ability to pursue the Microsoft litigation.

As a public company, our management must devote substantial time, attention and financial resources to comply with U.S. securities laws. This may have a material adverse affect on management’s ability to effectively pursue the Microsoft litigation as well as our other business initiatives. In addition, our disclosure obligations under U.S. securities laws require us to disclose information publicly that will be available to Microsoft as well as any other future litigation opponents. We may, from time to time, be required to disclose information that will have a material adverse affect on our litigation strategies. This information may enable our litigation opponents to develop effective litigation strategies that are contrary to our interests.

We may commence additional legal proceedings against third parties who we believe are infringing on our intellectual property rights, and such legal proceedings may be costly and time-consuming.

We may have intellectual property infringement claims against other parties in addition to our claims against Microsoft. If we decide to commence actions against any additional parties, doing so may be expensive and time-consuming, which may adversely affect our financial condition and results of operations. Moreover, there can be no assurance that we would be successful in these additional legal proceedings. Commencing lawsuits may lead to potential counterclaims which may preclude our ability to develop and commercialize our initial products.

Risks related to our business and our industry

We anticipate incurring operating losses and negative cash flows in the foreseeable future resulting in uncertainty of future profitability and limitations on our operations.

We anticipate that we will incur operating losses and negative cash flows in the foreseeable future, and we will accumulate increasing deficits as we increase our expenditures for:

•	our lawsuit against Microsoft;

•	infrastructure;

•	sales and marketing;

•	research and development;

•	personnel; and

•	general business enhancements.

We need to significantly increase our revenue if we are to attain profitability. In the event that we are unable to achieve profitability or raise sufficient funding to cover our losses, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern.

We will need additional capital to pursue our litigation strategy, conduct our operations and develop our products, and our ability to obtain the necessary funding is uncertain.

We will require significant additional capital from sources including equity and/or debt financings, license arrangements, grants, collaborative research arrangements and/or other sources in order to develop and commercialize our products and continue operations. If we are not able to raise additional capital when needed, our business will fail.

We are a development stage company with virtually no revenues.

We are a development stage company with a very small amount of revenue and do not expect to generate additional revenues unless and until after our patent portfolio, or part of it, is commercialized. We will need to raise additional capital to fund our operations and our litigation against Microsoft and there can be no assurance that we will be successful in doing so on acceptable terms or at all.

If we fail to meet our obligations to SAIC, we may lose our rights to key technologies on which our business depends.

Our business depends on our rights to and under the patents we obtained from SAIC. Our agreements with SAIC impose various obligations on us, including payment obligations and minimum royalties that we must pay to SAIC. If SAIC believes that we have failed to meet these obligations, SAIC could seek to limit or reacquire the assigned patent rights, which could lead to costly and time-consuming litigation and, potentially, a loss of our rights in these patents. During the period of any such litigation, our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. The loss or restriction of our rights in our patents would result in our inability to continue our business.

Our business model is new and unproven, and therefore we can provide no assurance that we will be successful in pursuing it.

We intend to develop products to provide secure communication for IM and VoIP; however, this is not a defined market. Rather, it represents a new business model, for which there are no assurances that we will succeed in building a profitable business. We expect to depend on our intellectual property licensing fees for the majority of our revenues. Our ability to generate licensing fees is highly dependent on mainstream market adoption of real-time messaging and collaboration solutions based on SIP. There can be no assurance that such adoption will occur. If we are unable to attract significant licensing fees, our operations and financial condition will be adversely affected.

We may or may not be able to capitalize on potential market opportunities related to our licensing strategy or our patent portfolio.

We have engaged ipCapital Group to help develop our licensing strategy and to introduce the Company to five strategic licensees of the Company’s technology. In connection with this engagement, we agreed to grant ipCapital Group 10% of the royalties of each resulting licensing arrangement, up to an aggregate maximum of $2,000,000 per licensee, or $10,000,000 in the aggregate. Also in connection with this engagement, ipCapital Group evaluated the Company’s patent and know-how portfolio, business model and technology and has indicated that the estimated potential commercialization of these items presents the Company with a multi-billion dollar market opportunity. There can be no assurance that we will be able to capitalize on this potential market opportunity. Our inability to generate licensing revenues associated with the potential market opportunity identified by ipCapital Group could result from a number of factors, including, but not limited to:

•	our capital resources may be insufficient;

•	our management team may not have sufficient bandwidth to successfully capitalize on all of the opportunities identified by ipCapital Group;

•	our licensing program may not be adopted by potential licensing partners; and

•	the validity of our patents underlying the licensing opportunity is currently being challenged in our litigation against Microsoft.

We will rely on third parties for software and hardware development, manufacturing content and technology services.

We expect to rely on third party developers to provide software and hardware. If we experience problems with any of our third party technology or products, our customers’ satisfaction could be reduced, and our business could be adversely affected. In addition, we expect to rely on third parties to provide content through strategic relationships and other arrangements. If we experience difficulties in maintaining these relationships or developing new relationships on a timely basis and on terms favorable to us, our business and financial condition could be adversely affected.

Malfunctions of third party hosting services could adversely affect their business, which may impede our ability to attract and retain strategic partners and customers.

The products we are developing will be highly dependent on internet traffic and reliability. To the extent the number of users of networks utilizing our future products suddenly increases, the technology platform and hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions. System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users. In addition, users depend on real time communication: outages caused by increased traffic could result in delays and system failures. These types of occurrences could cause users to perceive that our solution does not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

There has been increased competition in the “real-time” communications industry, as more companies seek to provide products and services similar to our proposed products and services, and because larger and better-financed competitors may affect our ability to operate our business and achieve profitability, our business may fail.

Competition for securing IM and VoIP services is intense. We are aware of similar products and services that will compete directly with our proposed products and services, and some of the companies developing these similar products and services are larger, better-financed companies that may develop products superior to our proposed products, which could create significant competitive advantages for those companies. Our future success depends on our ability to compete effectively with our competitors. As a result, we may have difficulty competing with larger, established competitor companies. Generally, these competitors have:

•	substantially greater financial, technical and marketing resources;

•	a larger customer base;

•	better name recognition; and

•	more expansive product offerings.

These competitors are likely to command a larger market share than us, which may enable them to establish a stronger competitive position, in part, through greater marketing opportunities. Further, our competitors may be able to respond more quickly to new or emerging technologies and changes in user preferences and to devote greater resources to developing and operating networks of affinity websites. These competitors may develop products or services that are comparable or superior. If we fail to address competitive developments quickly and effectively, we may not be able to remain a viable entity.

Our business model depends on our ability to successfully develop and operate our networks and deploy new offerings and technology.

If we successfully develop and commercialize products, there can be no assurances that we will not experience reliability problems in the future. Any reliability problems that adversely affect our ability to operate our networks would likely reduce revenues and restrict the growth of our business. Our future success will also depend in part on other factors, including, but not limited to, our ability to:

•	find secure hosting;

•	enhance our offerings;

•	address the needs of our prospective users;

•	respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis; and

•	develop, enhance, and improve the responsiveness, functionality and features of our infrastructure services and networks.

If we are unable to integrate and capitalize on new technologies and standards effectively, our business could be adversely affected.

Growth of internal operations and business may strain our financial resources.

We intend to significantly expand the scope of our operating and financial systems in order to build our business. Our growth rate may place a significant strain on our financial resources for a number of reasons, including, but not limited to, the following:

•	the need for continued development of the financial and information management systems;

•	the need to manage relationships with future licensees, resellers, distributors and strategic partners;

•	the need to hire and retain skilled management, technical and other personnel necessary to support and manage our business; and

•	the need to train and manage our employee base.

The addition of new infrastructure services, networks, vertical categories and affinity websites and the attention they demand, on top of the attention demanded by our pending litigation with Microsoft, may also strain our management resources. We cannot give you any assurance that we will adequately address these risks and, if we do not, our ability to successfully expand our business could be adversely affected.

If we do not successfully develop our planned products and services in a cost-effective manner to customer demand in the rapidly evolving market for internet and IP-based communications services, our business may fail.

The market for communications services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. We are currently focused on developing products to provide security solutions for real-time communications. Our future success will depend, in part, on our ability to use new technologies effectively, to continue to develop our technical expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We may not be able to adapt quickly enough to changing technology, customer requirements and industry standards. If we fail to use new technologies effectively, to develop our technical expertise and new services, or to enhance existing services on a timely basis, either internally or through arrangements with third parties, our product and service offerings may fail to meet customer needs, which would adversely affect our revenues and prospects for growth.

In addition, if we are unable, for technological, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, we could lose customers, strategic alliances and market share. Sudden changes in user and customer requirements and preferences, the frequent introduction of new products and services embodying new technologies and the emergence of new industry standards and practices could render our existing products, services and systems obsolete. The emerging nature of products and services in the technology and communications industry and their rapid evolution will require that we continually improve the performance, features and reliability of our products and services. Our success will depend, in part, on our ability to:

•	design, develop, launch and/or license our planned products, services and technologies that address the increasingly sophisticated and varied needs of our prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

The development of our planned products and services and other proprietary technology involves significant technological and business risks and requires substantial expenditures and lead time. We may be unable to use new technologies effectively. Updating our technology internally and licensing new technology from third-parties may also require us to incur significant additional expenditures.

Our business greatly depends on the development and growth of IM and VoIP.

The use of the internet for communications utilizing IM and VoIP is a recent development, and the continued demand and growth of a market for IM and VoIP services and products is uncertain. The internet may ultimately prove not to be a viable commercial marketplace for IM and VoIP services for a number of reasons, including:

•	unwillingness of consumers to shift to VoIP;

•	refusal to purchase security products;

•	perception by the licensees of unsecure communication and data transfer;

•	lack of concern for privacy by licensees and users;

•	limitations on access and ease of use;

•	congestion leading to delayed or extended response times;

•	inadequate development of internet infrastructure to keep pace with increased levels of use; and

•	increased government regulations.

While the use of IM has grown rapidly in personal and professional use, there can be no assurance that users will pay to secure their IM services.

Many services such as Microsoft, Yahoo! and AOL offer IM free of charge. However, security solutions for these services are not free, and users of IM may not want to pay for such security solutions. If users do not want to pay for the security solutions, we will have difficulty marketing and selling our products and technologies.

If the market for VoIP service does not develop as anticipated, our business would be adversely affected.

The success of our products that secure enterprise VoIP service depends on the growth in the number of VoIP users, which in turn depends on wider public acceptance of VoIP telephony. The VoIP communications medium is in its early stages and may not develop a broad audience. Potential new users may view VoIP as unattractive relative to traditional telephone services for a number of reasons, including the need to purchase computer headsets or the perception that the price advantage for VoIP is insufficient to justify the perceived convenience. Potential users may also view more familiar online communication methods, such as e-mail or IM, as sufficient for their communications needs. There is no assurance that VoIP will ever achieve broad public acceptance.

If our products do not gain market acceptance, we may not be able to fund future operations.

A number of factors may affect the market acceptance of our planned products or any other products we develop or acquire, including, among others:

•	the price of our products relative to other products that seek to secure real-time communication;

•	the perception by users of the effectiveness of our products;

•	our ability to fund our sales and marketing efforts; and

•	the effectiveness of our sales and marketing efforts.

If our products do not gain market acceptance, we may not be able to fund future operations, including the development of new products and/or our sales and marketing efforts for our current products, which inability would have a material adverse effect on our business, financial condition and operating results.

If we are not able to adequately protect our proprietary rights, our operations would be negatively impacted.

Our ability to compete largely depends on the superiority, uniqueness and value of our technology and intellectual property. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright and trade secret laws, confidentiality agreements with our employees and third parties, and protective contractual provisions. Further, we can give no assurances that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against us or that any such assertions or prosecutions will not materially adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending against such claims could cause us to incur significant costs and could divert resources away from our other activities. In addition, assertion of infringement claims could result in injunctions that prevent us from distributing our products. Despite these efforts, any of the following may reduce the value of our intellectual property:

•	our applications for patents, trademarks and copyrights relating to our business may not be granted and, if granted, may be challenged or invalidated;

•	issued trademarks, copyrights, or patents may not provide us with any competitive advantages;

•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our technology; or

•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those we develop.

In addition, we may not be able to effectively protect our intellectual property rights in certain foreign countries where we may do business in the future or from which competitors may operate. While we have numerous pending international patents, obtaining such patents will not necessarily protect our technology or prevent our international competitors from developing similar products or technologies. Our inability to adequately protect our proprietary rights would have a negative impact on our operations and revenues.

If we are forced to litigate to defend our intellectual property rights, or to defend claims by third parties against us relating to intellectual property rights, legal fees and court injunctions could adversely affect our financial condition or end our business.

Disputes regarding the ownership of technologies and intellectual property rights are common and likely to arise in the future. We have already begun legal proceedings against Microsoft to defend our intellectual property rights, and we may be forced to litigate against others to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of other parties’ proprietary rights. Any such litigation is likely to be very costly and distract our management from focusing on operating our business. The existence and outcome of any such litigation could harm our business. Additionally, any such costs we incur to defend or protect our intellectual property rights could greatly impact our financial condition.

The laws governing online secure communications are largely unsettled, and if we become subject to various government regulations, costs associated with those regulations may materially adversely affect our business.

The current regulatory environment for our services remains unclear. We can give no assurance that our planned product offerings will be in compliance with local, state and/or U.S. Federal laws or other laws. Further, we can give no assurance that we will not unintentionally violate such laws or that such laws will not be modified, or that new laws will be enacted in the future which would cause us to be in violation of such laws.

VoIP services are not currently subject to all of the same regulations that apply to traditional telephony. It is possible that federal and state legislatures may seek to impose increased fees and administrative burdens on VoIP, data and video providers. The U.S. Federal Communications Commission may seek to impose traditional telephony requirements such as disability access requirements, consumer protection requirements, number assignment and portability requirements and other obligations. Such regulations could result in substantial costs depending on the technical changes required to accommodate the requirements, and any increased costs could erode the pricing advantage over competing forms of communication and adversely affect consumer adoption of VoIP products generally.

The use of the internet and private IP networks to provide voice, video and other forms of real-time, two-way communications services is a relatively recent development. Although the provisioning of such services is currently permitted by U.S. law and is largely unregulated within the United States, several foreign governments have adopted laws and/or regulations that could restrict or prohibit the provisioning of voice communications services over the internet or private IP networks. More aggressive domestic or international regulation of the internet in general, and internet telephony providers and services specifically, may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services.

In addition to regulations addressing internet telephony and broadband services, other regulatory issues relating to the internet in general could affect our ability to provide our planned security solutions. Congress has adopted legislation that regulates certain aspects of the internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the internet, which may have the effect of raising the cost of doing business on the internet generally.

Telephone carriers have petitioned governmental agencies to enforce regulatory tariffs, which, if granted, would increase the cost of online communication, and such increase in cost may impede the growth of online communication and adversely affect our business.

The growing popularity and use of secure communications has burdened the existing telecommunications infrastructures, and many high traffic areas have begun to experience interruptions in service. As a result, certain local telephone carriers have petitioned governmental agencies to enforce regulatory tariffs on IP telephony traffic that crosses over the traditional telephone networks. If any of these petitions or the relief that they seek is granted, the costs of communicating via online could increase substantially, potentially adversely affecting the growth in the use of online secure communications. Any of these developments could have an adverse effect on our business.

If we expand into international markets, our inexperience outside the United States would increase the risk that our international expansion efforts will not be successful, which would in turn limit our prospects for growth.

We may explore expanding our business to outside the United States. Expansion into international markets requires significant management attention and financial resources. In addition, we may face the following risks associated with any expansion outside the United States:

•	challenges caused by distance, language and cultural differences;

•	legal, legislative and regulatory restrictions;

•	currency exchange rate fluctuations;

•	economic instability;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•	potentially adverse tax consequences; and

•	other higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business prospects.

The departure of Kendall Larsen, our Chief Executive Officer and President, and/or other key personnel could compromise our ability to execute our strategic plan and may result in additional severance costs to us.

Our success largely depends on the skills, experience and efforts of our key personnel, including Kendall Larsen, our Chief Executive Officer and President. The loss of Mr. Larsen, or our failure to retain other key personnel, would jeopardize our ability to execute our strategic plan and materially harm our business.

We will need to recruit and retain additional qualified personnel to successfully grow our business.

Our future success will depend in part on our ability to attract and retain qualified operations, marketing and sales personnel as well as engineers. Inability to attract and retain such personnel could adversely affect our business. We expect to face competition in the recruitment of qualified personnel, and we can provide no assurance that we will attract or retain such personnel.

We will incur significant costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that VirnetX, Inc. did not incur as a private company. We expect the laws, rules and regulations governing public companies to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, and these costs could be material to us.

In connection with audits of our financial statements, our independent auditors identified material weaknesses in our internal controls over financial reporting.

During the course of their audit of our 2007 financial statements, our independent auditors concluded that our internal controls over financial reporting suffered from certain “material weaknesses” as defined in standards established by the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants.

Farber Hass Hurley LLP noted the following matters involving our internal control over financial reporting that are considered to be material weaknesses in connection with their audit of our 2007 financial statements:

•	Farber Hass Hurley LLP proposed, and we recorded, adjustments to our accounting for equity transactions during 2007.

•	Farber Hass Hurley LLP noted that our controls over financial disclosures need to be improved.

•	Farber Hass Hurley LLP noted that certain expenses within 2007 were not timely accrued prior to receipt of billing statements.

Prior to becoming our subsidiary, VirnetX, Inc. was a development stage, privately held company that historically did not formalize or document internal controls over financial reporting, utilized the cash basis of accounting and was not required to have its financial statements audited or reviewed. Prior to becoming our subsidiary, VirnetX, Inc. engaged independent auditors to audit its financial statements for certain prior periods. During the course of that audit, VirnetX, Inc.’s independent auditors concluded that VirnetX, Inc.’s internal controls over financial reporting suffered from certain “material weaknesses” and “significant deficiencies” over its internal controls over financial reporting as defined in standards established by the Public Company Accounting Oversight Board and the American Institute of Certified Public Accountants. Because VirnetX, Inc. is now our wholly-owned subsidiary, the material weaknesses in VirnetX, Inc.’s internal controls over financial reporting have resulted in our having material weaknesses and significant deficiencies in our internal controls over financial reporting. We have commenced a process of developing, adopting and implementing policies and procedures to address such material weaknesses. However, that process has been and may continue to be time consuming and costly and there is no assurance as to when we will effectively address such material weaknesses and significant deficiencies.

Our inability to become compliant with the internal controls requirements of Section 404 of the Sarbanes Oxley Act could negatively affect our stock price and limit our ability to raise additional financing.

Burr, Pilger & Mayer LLP, the independent audit firm retained to audit the 2005 and 2006 financial statements for our principal operating subsidiary resigned on October 26, 2007. The reason for the resignation was concern that we would not become compliant with the internal controls requirements of Section 404 of the Sarbanes Oxley Act by December 31, 2007 and due to an insufficient quantity of experienced resources involved with the financial reporting and period closing process. Our management has concluded that, as of December 31, 2007, we were not compliant with these internal control requirements and, although we are pursuing compliance, there can be no assurance we will be successful in becoming compliant in future periods. Our lack of compliance with internal controls requirements of Section 404 of the Sarbanes Oxley Act could negatively affect our stock price, make us less attractive to our stockholders, jeopardize our listing status and limit our ability to raise additional financing.

Risks related to our stock

Trading in our common stock is limited and the price of our common stock may be subject to substantial volatility.

Our common stock is listed on the American Stock Exchange, or AMEX, but its daily trading volume has been limited and sporadic. Also, there can be no assurance that we will remain listed on the AMEX. Additionally, the price of our common stock may be volatile as a result of a number of factors, including, but not limited to, the following:

•	developments in our pending litigation against Microsoft;

•	quarterly variations in our operating results;

•	large purchases or sales of common stock;

•	actual or anticipated announcements of new products or services by us or competitors;

•	general conditions in the markets in which we compete; and

•	economic and financial conditions.

Because ownership of our common shares is concentrated, you and other investors will have minimal influence on stockholder decisions.

As of May 4, 2008, our officers and directors owned an aggregate of 10,838,960 shares, or 31.1% of our outstanding common stock. In addition, a group of stockholders that, as of December 31, 2007, held 4,766,666 shares, or 13.7% of our outstanding common stock, have entered into a voting agreement with us that requires them to vote all of their shares of our voting stock in favor of the director nominees approved by our Board of Directors at each director election going forward, and in a manner that is proportional to the votes cast by all other voting shares as to any other matters submitted to the stockholders for a vote. As a result, our existing officers and directors could significantly influence shareholder actions of which you disapprove or that are contrary to your interests. This ability to exercise significant influence could prevent or significantly delay another company from acquiring or merging with us.

Large portions of our outstanding common shares will be released from contractual restrictions on July 5, 2008 and December 31, 2008, and sales of those shares may drive down the price of our stock.

Stockholders who received our common shares as a result of the merger between PASW, Inc. and VirnetX, Inc. entered into a Company Lock-Up Agreement restricting sales of their shares until July 5, 2008. Subsequently, certain of our stockholders signed a Lock-Up Agreement with our underwriter in connection with our recent public offering, which restricts sales of their shares until December 31, 2008. The current trading price may not be reflective of what the price will be once the shares issued pursuant to the merger and not subject to the underwriter’s Lock-Up Agreement are released from the Company’s Lock-Up Agreement on July 5, 2008 and once the additional shares subject to the underwriters’ Lock-Up Agreement are released on December 31, 2008. Sales of such shares may drive down the price of our stock. The 15,796,786 shares that will become eligible for trading on July 5, 2008 represent 45.3% of our outstanding common stock as of May 4, 2008. The 8,489,545 shares that will subsequently become eligible for trading on December 31, 2008 represent 24.3% of our outstanding common stock as of May 4, 2008.

Our protective provisions could make it more difficult for a third party to successfully acquire us even if you would like to sell your shares to them.

We have a number of protective provisions that could delay, discourage or prevent a third party from acquiring control of us without the approval of our Board of Directors. Our protective provisions include:

•	A staggered Board of Directors: this means that only one or two directors (since we have a five-person Board of Directors) will be up for election at any given annual meeting. This has the effect of delaying the ability of stockholders to effect a change in control of us since it would take two annual meetings to effectively replace at least three directors with represents a majority of the Board of Directors.

•	Blank check preferred stock: our Board of Directors has the authority to establish the rights, preferences and privileges of our 10,000,000 authorized, but unissued, shares of preferred stock. Therefore, this stock may be issued at the discretion of our Board of Directors with preferences over your shares of our common stock in a manner that is materially dilutive to existing stockholders. In addition, blank check preferred stock can be used to create a “poison pill” which is designed to deter a hostile bidder from buying a controlling interest in our stock without the approval of our Board of Directors. We have not adopted such a “poison pill;” but our Board of Directors has the ability to do so in the future, very rapidly and without stockholder approval.

•	Advance notice requirements for director nominations and for new business to be brought up at stockholder meetings: stockholders wishing to submit director nominations or raise matters to a vote of the stockholders must provide notice to us within very specific date windows and in very specific form in order to have the matter voted on at a stockholder meeting. This has the effect of giving our Board of Directors and management more time to react to stockholder proposals generally and could also have the effect of disregarding a stockholder proposal or deferring it to a subsequent meeting to the extent such proposal is not raised properly.

•	No stockholder actions by written consent: no stockholder or group of stockholders may take actions rapidly and without prior notice to our Board of Directors and management or to the minority stockholders. Along with the advance notice requirements described above, this provision also gives our Board of Directors and management more time to react to proposed stockholder actions.

•	Super majority requirement for stockholder amendments to the By-laws: stockholder proposals to alter or amend our By-laws or to adopt new By-laws can only be approved by the affirmative vote of at least 662/3% of the outstanding shares.

•	Elimination of the ability of stockholders to call a special meeting of the stockholders: only the Board of Directors or management can call special meetings of the stockholders. This could mean that stockholders, even those who represent a significant block of our shares, may need to wait for the annual meeting before nominating directors or raising other business proposals to be voted on by the stockholders.

“Penny stock” regulations may impose certain restrictions on the marketability of our securities.

The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock could be subject to these rules that impose additional sales practice and disclosure requirements on broker-dealers who sell our securities. If our stock is considered a “penny stock,” our trading volume and/or our stock price may decline.

Securities analysts may not cover our common stock and this may have a negative impact on our common stock’s market price.

The trading market for our common stock may depend on the research and reports that securities analysts publish about us or our business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our common stock’s market price. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regularly reports on us, we could lose or fail to gain visibility in the financial markets, which could cause our stock price or trading volume to decline.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock that would dilute your ownership.

We have financed our operations, and we expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our common shares.

The holders of any debt securities or instruments we may issue would have rights superior to the rights of our common stockholders.

We have no current intention of declaring or paying any cash dividends on our common stock.

We do not plan to declare or pay any cash dividends on our common stock. Our current policy is to use all funds and any earnings in the operation and expansion of our business.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

DIVIDEND POLICY

We have not in the past paid, and do not expect for the foreseeable future to pay, dividends on our common stock. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital and other general corporate purposes. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

This report, including this Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to our management. Except for the historical information contained herein, the outcome of the events described in these forward-looking statements is subject to risks and uncertainties. See “Risk Factors” for a discussion of these risks and uncertainties. The following discussion should be read in conjunction with and is qualified in its entirety by reference to our consolidated financial statements included elsewhere in this report. Actual results and the outcome or timing of certain events may differ significantly from those stated or implied by these forward-looking statements due to the factors listed under “Risk Factors,” and from time to time in our other filings with the Securities and Exchange Commission, or SEC. For this purpose, using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential,” “indicate,” “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those stated or implied by these forward-looking statements. By making forward-looking statements, we have not assumed any obligation to, and you should not expect us to, update or revise those statements because of new information, future events or otherwise.

As used herein, “we,” “us,” “our,” or the “Company” means VirnetX Holding Corporation, together with its consolidated subsidiaries where applicable.

Company Overview

We are a development stage company focused on commercializing a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or IM, and voice over internet protocol, or VoIP. These patents were acquired by our principal operating subsidiary from Science Applications International Corporation, or SAIC, a systems, solutions and technical services company based in San Diego, California.

In December 2007, we closed an underwritten public offering of 3,450,000 shares of our common stock, raising gross proceeds of $13,800,000 before underwriting discounts and commissions and offering expenses. In connection with this offering, our common shares began trading on the American Stock Exchange under the ticker symbol “VHC.” Our principal business activities to date are our efforts to commercialize our patent portfolio. We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain internet-based communications by a wholly owned Japanese subsidiary of PASW pursuant to the terms of a single license agreement. The revenue generated by this agreement is not significant.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date. Because we have limited capital resources, our revenues are insignificant and our expenses, including but not limited to those we expect to incur in our patent infringement case against Microsoft, are substantial, we may be unable to successfully complete our business plans, our business may fail and your investment in our securities may become worthless. See “Risk Factors” for additional information.

We are in the development stage and consequently we are subject to the risks associated with development stage companies, including the need for additional financings; the uncertainty that our licensing program development efforts will produce revenue bearing licenses for us, the uncertainty that our development initiatives will produce successful commercial products as well as the marketing and customer acceptance of such products; competition from larger organizations; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, we will require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

Recent Developments in the Quarter Ended March 31, 2008

We entered into Amendment No. 2 to Patent License and Assignment Agreement with SAIC, dated as of March 12, 2008, pursuant to which SAIC agreed to relinquish the earlier contracted exclusive grant back license outside our field of use, as well as any right to obtain such exclusive license in the future. Effective March 12, 2008, we granted to SAIC a non-exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the patents and patent applications we acquired from SAIC, solely outside our field of use.

We also recently entered into an Engagement Letter for Strategic Intellectual Property Licensing and Training with ipCapital Group, dated as of March 12, 2008. Pursuant to this engagement letter, ipCapital Group has been hired to help us develop our licensing strategy and provide marketing training to us using a variety of customized training, presentation, tools and techniques. We believe that the training, resources and analysis provided as a result of this engagement will assist us in maximizing the value of our technology assets.

Based on ipCapital Group’s proprietary ipValue Model, the estimated potential commercialization value range of VirnetX’s business model, product, technology, patent and know how portfolio, indicates a multi-billion dollar market opportunity. ipCapital Group’s financial modeling process brings together critical market and business drivers with a unique IP perspective. This value assessment is imperative in understanding the key value drivers of VirnetX’s technology and is used to determine a fair price for commercialization. The completion of this evaluation is an important milestone signaling the launch of VirnetX’s licensing program.

Application of Critical Accounting Policies

There were no material changes in the application of the Company’s critical accounting policies since the end of the most recent fiscal year. For further information, see the “Critical Accounting Policies” section of Item 7 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2008.

Recent Accounting Pronouncements

There were no material updates to recent accounting pronouncements since the end of the most recent fiscal year. For further information, see the “Recent Accounting Pronouncements” section of Item 7 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 31, 2008.

Results of Operations

Three Months Ended March 31, 2008
Compared with Three Months Ended March 31, 2007

Revenue — Royalties

Revenue generated for the three months ended March 31, 2008 increased to $33,306 from $0 for the three months ended March 31, 2007. We generate revenue largely from the one-time sales of software and we generated no revenue prior to July 5, 2007. Our revenue in 2007 was solely limited to the royalties earned under our single license agreement through our Japan subsidiary. We expect the revenue from this license to decrease substantially in the future. We do not intend to seek additional licenses or other revenue through our Japan subsidiary.

Research and Development Expenses

Research and development costs include expenses paid to outside development consultants and compensation-related expenses for our engineering staff. Research and development costs are expensed as incurred.

Our research and development expenses increased by $76,040 to $177,714 for the three months ended March 31, 2008, as compared to the research and development expenses incurred for the three months ended March 31, 2007. This increase is primarily due to increased engineering activities for product development. We expect research and development expenses to increase as employees are hired to provide in-house research and development. While we expect to use outside contractors for additional product development on a limited basis, we expect those costs to remain level or decline.

General and Administrative Expenses

General and administrative expenses include management and administrative personnel, as well as outside legal, accounting, and consulting services.

Our general and administrative expenses increased by $2,293,254, for the three months ended March 31, 2008 to $2,957,908, compared to the three month period ended March 31, 2007.

Within general and administrative expenses, legal fees increased from $431,549 in the three months ended March 31, 2008, compared to $1,613,846 in the three months ended March 31, 2007, a 274% increase. The increase in fees incurred was primarily due to our patent infringement litigation against Microsoft Corporation.

Also within general and administrative, expenses increased $1,110,957 for the three months ended March 31, 2008, compared to the three month period ended March 31, 2007. The increase is due principally to stock-based compensation expense related to stock options granted to our employees and directors. In addition we increased the number of our employees and we added resources to comply with the requirements associated with being an SEC reporting company.

Liquidity and Capital Resources

We are in the development stage and have raised capital since our inception through the issuance of our equity securities. As of March 31, 2008, we had approximately $6,682,996 in cash. We expect to finance future cash needs primarily through proceeds from equity or debt financings, loans, and/or collaborative agreements with corporate partners. We have used the net proceeds from the sale of common and preferred stock for general corporate purposes, which have included funding research and development, litigation efforts and working capital needs.

We anticipate that our existing cash and cash equivalents will be sufficient to fund operations for at least the next 12 months. We believe that our 2008 cash requirement to fund our operations will average approximately $660,000 per month and, in 2009 we expect to increase to approximately $850,000 per month. We anticipate our projected monthly cash requirements will increase significantly as we increase our expenditures for:

•	our lawsuit against Microsoft;

•	infrastructure;

•	sales and marketing;

•	research and development;

•	personnel; and

•	general business enhancements.

The process of developing new security solutions is inherently complex, time-consuming, expensive and uncertain. We must make long-term investments and commit significant resources before knowing whether our development programs will result in products that will achieve market acceptance. Product candidates that may appear to be promising at all stages of development may not reach the market for a number of reasons. Product candidates may be found ineffective or may take longer to progress through the beta trials than had been anticipated, may not be able to achieve the pre-defined endpoint due to changes in the environment, may fail to receive necessary approvals, may prove impracticable to manufacture in commercial quantities at reasonable cost and with acceptable quality, or may fail to achieve market acceptance. For these reasons, we are unable to predict the period in which material net cash inflows will commence with respect to our licensing program under development and our software products under development.

To obtain additional capital when needed, we expect to evaluate alternative financing sources, including, but not limited to, the issuance of equity or debt securities, corporate alliances, joint ventures and licensing agreements;

however, there can be no assurance that funding will be available on favorable terms, if at all. We cannot assure you that we will successfully commercialize our products under development or that our products, if successfully developed, will generate revenues sufficient to enable us to earn a profit. If we are unable to obtain additional capital, we may be required to cease operations or to reduce cash used in our business, including the termination of development efforts that may appear to be promising, the sale of our patent portfolio or other assets, the abandonment of our litigation with Microsoft or others and the reduction in overall operating activities.

Off-Balance Sheet Arrangements

There have been no material changes to the information provided in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 regarding off-balance sheet arrangements.

BUSINESS

Corporate Overview and History

Our predecessor corporation was incorporated in the State of California in November 1992. We were incorporated in the State of Delaware in April 2007 and on May 30, 2007 we filed a certificate of merger in Delaware pursuant to which we changed our domicile from California to Delaware. On October 29, 2007, we changed our name from PASW, Inc. to VirnetX Holding Corporation. From our inception until January 2003, we were engaged in the business of developing and licensing software that enabled internet and web based communications. As of January 31, 2003, we sold all of our operating assets, and since such time our only source of revenue has been derived from nominal royalties payable to our wholly-owned Japan subsidiary, Network Research Corp. Japan, Ltd. pursuant to the terms of a single license agreement. In addition to our Japan subsidiary, we have three other wholly-owned subsidiaries, two of which are California corporations and the other of which is incorporated under the laws of the United Kingdom. These other subsidiaries are currently inactive. We have had substantially no day to day operations since we sold all of our operating assets on January 31, 2003. We acquired VirnetX as a wholly-owned subsidiary on July 5, 2007 and ceased being a shell company. Additionally, pursuant to the merger with VirnetX, we experienced a change in control, with the former securityholders of VirnetX acquiring control of VirnetX Holding Corporation.

VirnetX was incorporated in the State of Delaware in August 2005. It is a development stage company that was formed to commercialize a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or “IM,” and voice over internet protocol, or “VoIP.” VirnetX acquired certain patents from Science Applications International Corporation, a systems, solutions and technical services company based in San Diego, California (better known as “SAIC”) and in February 2007 commenced a lawsuit against Microsoft Corporation alleging infringement of three of our patents.

Principal Products and Services

Technology and Solutions Business

Our primary strategy for our technology and solutions business is to commercialize our patented technology in the area of secure real-time communication. We are developing technology for:

•	“single-click” and “zero-click” security solutions for real-time communications; and

•	“end-to-end” security for VoIP, video conferencing and other types of peer-to-peer collaboration without degradation in quality of service.

In addition, we expect to continue to generate nominal royalties payable to our Japan subsidiary pursuant to the terms of a single license agreement. This license agreement was entered into in 1994 and, pursuant to its terms, it automatically renews on an annual basis unless either party terminates as a result of a breach by the other party or the licensee going out of business.

Contract Services Business

Our primary strategy for our contract services business is to leverage our research and development group to provide contract research, prototyping, systems integration and technical services to numerous branches of the U.S. Federal government, network service providers and other OEM partners. Our team is staffed with nationally accredited scientists who have experience with research and development projects concerning industry-wide security solutions as well as national security. We intend to provide these contract services to assist the research and development efforts of our corporate and OEM developers by providing outsourced research, deployment and testing services designed to secure and simplify networks.

We believe that the revenue generated by our contract services business will eventually partially offset the costs of our technology and solutions business and will provide us with the opportunity to generate future strategic relationships and licensing opportunities. We also anticipate that future contract services projects will enable us to develop promising new technologies that can be commercialized through our technology and solutions business.

Marketing and Sales

We do not anticipate launching any new products in the marketplace until the First Quarter of 2009 at the earliest. We intend to partner with hardware and software manufacturers and network operators to operationalize and commercialize our products.

Our contract services business expects to generate new customers primarily through professional relationships and referrals.

Customers and Distribution

We are a development stage company with significant investments in research and development, and we currently do not sell or distribute any of our products. We expect that our contract services customers will consist primarily of the U.S. Federal government, network service providers and other OEM companies. Our contract services business has targeted five customers who we expect will represent more than 80% of our future contract services revenue for the foreseeable future.

We have made a strategic decision to selectively limit new customers in our contract services business in order to focus on the development of new products in our technology and solutions business.

Competition

The enterprise telephony market has transitioned from being circuit-switched to packet switched in large part to eliminate the requirement of running separate voice and data networks. The IP telephony industry conceived session initiation protocol (better known as “SIP”) to improve the setup and handling of telephone calls, and computer technologists have quickly adopted SIP as a protocol to simplify all forms of real-time communications. The rapid market adoption of SIP has created the need to secure SIP before it can reach the global mainstream.

SIP is a growing protocol used for real-time communication, and we anticipate that SIP will represent a significant portion of the worldwide IP telephony market over the next five years. It has become the basis for ’next generation networks’ for unified messaging and communication. SIP uses existing protocols and services, including domain name system, or “DNS,” real-time transport protocol, or “RTP,” the session description protocol, or “SDP,” and transport layer security, or “TLS.”

A number of vendors are providing solutions for secure real-time communications. These solutions can be grouped under three main categories:

•	A session border controller, or “SBC,” is a device used in some VoIP networks to exert control over the signaling and media streams involved in setting up, conducting, and tearing down calls. SBCs are put into the signaling and/or media path between the calling and called party. In some cases, the SBC acts as the called VoIP phone and places a second call to the called party. The effect is that the signaling traffic not only crosses the SBC but the media traffic (voice, video etc.) crosses as well. We believe the security provided by SBC is limited because the SBC can extend the length of the media path (the path of media packets through the network) significantly and may break the end-to-end transparency.

•	SIP firewalls (or SIP-aware firewalls) and application layer gateways manage and protect the traffic, flow and quality of VoIP and other SIP-related communications. They perform real-time network address translation (better known as “NAT”) and dynamic firewall functions and support multiple signaling protocols and media transcoding functionality, allowing secure traversal and interconnection of IP media streams across multiple networks.

•	VPN technologies provide secure communications over unsecured networks.

We believe our technology and solutions business will compete primarily against these disparate add-on security solution providers. We believe our products will allow our OEM partners to integrate transparent and always on, end-to-end security directly into their unified messaging and communications solutions.

Our contract services business competes primarily against in-house research and development departments of network service providers and other OEM vendors.

Intellectual Property and Patent Rights

Our intellectual property is primarily comprised of trade secrets, proprietary know-how, issued and pending patents and technological innovation.

We have 10 issued U.S. and 8 issued foreign patents, and pending U.S. and foreign patent applications including certain patent applications which VirnetX originally acquired from SAIC. The term of the issued U.S. and foreign patents runs through 2019. Our patents embrace a unique set of functions relating to domain name system, or “DNS,”-based security mechanisms for real-time communication. If we believe that a third party is infringing on our intellectual property rights, we may negotiate with it in an attempt to terminate its infringement. If negotiation is unsuccessful or if we believe that legal action is more appropriate, we may bring a legal action against any party we believe to be infringing on our intellectual property rights so that we may properly protect our rights.

Assignment of Patents

Most of our issued patents were originally acquired from SAIC pursuant to the Assignment Agreement by and between VirnetX and SAIC dated December 21, 2006, and the Patent License and Assignment Agreement by and between VirnetX and SAIC dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008. VirnetX recorded the assignment from SAIC with the U.S. Patent Office on December 21, 2006.

Key terms of these agreements are as follows:

Patent Assignment.  SAIC unconditionally and irrevocably conveyed, transferred, assigned and quitclaimed all its right, title and interest in and to the patents and patent applications, as specifically set forth on Exhibit A to the assignment document recorded with the U.S. Patent Office, including, without limitation, the right to sue for past infringement.

License to SAIC Outside the Field of Use.  On November 2, 2006, we granted to SAIC an exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the patents and patent applications we acquired from SAIC, solely outside our field of use. We have, and retain, all right, title and interest to all our patents within our field of use. Our field of use is defined as the field of secure communications in the following areas: virtual private networks (or “VPNs”); secure voice over internet protocol (or “VoIP”); electronic mail (or “e-mail”); video conferencing; communications logging; dynamic uniform resource locators (or “URLs”); denial of service; prevention of functional intrusions; IP hopping; voice messaging and unified messaging; live voice and IP PBXs; voice web video conferencing and collaboration; instant messaging (or “IM”); minimized impact of viruses; and secure session initiation protocol (or “SIP”). Our field of use is not limited by any predefined transport mode or medium of communication (e.g., wire, fiber, wireless, or mixed medium). On March 12, 2008, SAIC relinquished the November 2, 2006, exclusive grant back license outside our field of use, as well as any right to obtain such exclusive license in the future. Effective March 12, 2008, we granted to SAIC a non- exclusive, royalty free, fully paid, perpetual, worldwide, irrevocable, sublicensable and transferable right and license permitting SAIC and its assignees to make, have made, import, use, offer for sale, and sell products and services covered by, and to make improvements to, the patents and patent applications we acquired from SAIC, solely outside our field of use.

Compensation Obligations.  As consideration for the assignment of the patents and for the rights we obtained from SAIC as a result of the March 12, 2008 amendment, we are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC.

•	Our compensation obligation includes payment of royalties, in an amount equal to (a) 15% of all gross revenues generated by us in our field of use less (i) trade, quantity and cash discounts allowed, (ii) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (iii) actual product returns and allowances; (b) 15% of all non-license gross revenues generated by us outside our field of use less

(i) trade, quantity and cash discounts allowed, (ii) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (iii) actual product returns and allowances; and (c) 50% of all license revenues generated by us outside our field of use less (i) trade, quantity and cash discounts allowed, (ii) commercially reasonable commissions, discounts, refunds, rebates, chargebacks, retroactive price adjustments and other allowances which effectively reduce the net selling price, and which are based on arms length terms and are customary and standard in VirnetX’s industry, and (iii) actual product returns and allowances.

•	Royalty payments are calculated based on each quarter and payment is due within 30 days following the end of each quarter.

•	Beginning 18 months after January 1, 2007, we must make a minimum guaranteed annual royalty payment of $50,000.

•	The maximum cumulative royalty paid in respect to our revenue-generating activities in our field of use shall be no more than $35,000,000.

•	In addition to the royalties, in the circumstances and subject to the limitations specified in the November amendment, SAIC shall be entitled to receive 10% of any proceeds, revenues, monies or any other form of consideration paid for the acquisition of VirnetX by Microsoft or any other party alleged to be infringing the patents or patent applications we acquired from SAIC, up to a maximum amount of $35,000,000. Any such acquisition proceeds shall be credited against the $35,000,000 maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

•	In the event that VirnetX receives any proceeds, recovery or other form of compensation (other than acquisition proceeds) as a result of any action or proceeding brought by VirnetX against Microsoft or certain other alleged infringing companies to resolve a claim of infringement or enforcement relating to the patents and patent applications we acquired from SAIC, or as a result of negotiations with such entities, as further consideration for the assignment of the patents, in lieu of any amounts otherwise owing to SAIC we must pay to SAIC 35% of the excess of such proceeds over all costs incurred in connection with any such litigation, without a cap. Any payment to SAIC of amounts with respect to such proceeds shall be credited against the $35,000,000 maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

•	In the event that VirnetX receives any proceeds, recovery or other form of compensation as a result of any action or proceeding brought by VirnetX against parties other than Microsoft and certain other alleged infringing companies, with respect to which VirnetX is required to notify SAIC of infringement under the terms of the November amendment to resolve a claim of infringement or enforcement relating to the patents and patent applications we acquired from SAIC, or as a result of negotiations with such entities (other than acquisition proceeds) as further consideration for the assignment of the patents, in lieu of any amounts otherwise owing to SAIC we must pay to SAIC 25% of the excess of such proceeds over all costs incurred in connection with any such litigation, without a cap. Any payment to SAIC of amounts with respect to such proceeds shall be credited against the $35,000,000 maximum cumulative royalty payable with respect to our revenue-generating activities in our field of use.

Reversion to SAIC Upon Breach or Default.  We must convey, transfer, assign and quitclaim to SAIC all of our right, title and interest in and to the patents or patent applications we acquired from SAIC, upon the first occurrence of the following reversion events:

•	our failure to pay SAIC an aggregate cumulative amount of at least $7,500,000 within seven years after January 1, 2007;

•	our failure to pay the $50,000 minimum annual royalty that has not been cured within 90 days after our receipt of written notice of such failure; or

•	for the period prior to the date of our full payment of the $35,000,000 maximum cumulative royalty, any termination of the August 2005 agreement with SAIC, as amended.

If a reversion event occurs due to our failure to pay SAIC an aggregate cumulative amount of at least $7,500,000 within seven years after January 1, 2007, then we will receive from SAIC a non-exclusive license to the reverting patents in our field of use.

Rights to Bring and Control Actions for Infringement and Enforcement.  In addition to the exclusive right to bring and control any action or proceeding with respect to infringement or enforcement of our patents, and to collect damages and fees for past, present and future infringement, both in and outside of our field of use, we also have the first right to negotiate with or bring a lawsuit against any and all third parties for purposes of enforcing our patents, regardless of the field of use.

Security Agreement.  We granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure our payment obligations to SAIC described above.

Litigation

We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court of the Eastern District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. Discovery has begun, a Markman hearing on claim construction is scheduled for February 2009, and the trial is scheduled to begin on October 12, 2009. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications. On March 31, 2008, Microsoft filed a Motion to Dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008. Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit.

Because we have determined that Microsoft’s alleged unauthorized use of our patents would cause us severe economic harm and the failure to cause Microsoft to discontinue its use of such patents could result in the termination of our business, we have dedicated a significant portion of our economic resources, to date, to the prosecution of the Microsoft litigation and expect to continue to do so for the foreseeable future.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, and in connection with such judgment determine that we had acted in bad faith or with fraudulent intent, or we were otherwise found to have exhibited inequitable conduct, the Court could award attorney fees to Microsoft, which would be payable by us.

In the near term, we will dedicate significant time and resources to the Microsoft litigation. The risks associated with such dedication of time and resources are set forth in the Risk Factors section of this report.

One or more potential intellectual property infringement claims may also be available to us against certain other companies who have the resources to defend against any such claims. Although we believe these potential claims are worth pursuing, commencing a lawsuit can be expensive and time-consuming, and there is no assurance that we will prevail on such potential claims. In addition, bringing a lawsuit may lead to potential counterclaims which may preclude our ability to commercialize our initial products, which are currently in development.

Currently, we are not a party to any other pending legal proceedings, and are not aware of any proceeding threatened or contemplated against us by any governmental authority or other party.

Research and Development

We are currently involved in basic research at our office located in Scotts Valley, California and through personnel based in Sterling, Virginia. We are focused on developing new techniques for automatic and transparent real-time communication security. We have invested approximately $56,000 in 2005, $554,187 in 2006 and $268,178 for the six-month period ended June 30, 2007 on research and development relating to our proposed products.

Additionally, we conduct some of our product development through the use of outsourced development partners. Our current development projects are derived from strategic relationships with other companies. We anticipate developing other new products through a combination of licensing, acquisitions and our discovery research activities.

Products in Development

We intend for our products to be available as object libraries for easy integration into enterprise VoIP, conference calling, IM, file transfer, application sharing, whiteboard, video conference and other real-time collaboration systems solutions.

We currently have two principal products in development:

•	The VirnetX Edge Toolkit, which will be designed to allow OEM partners to integrate our proprietary technology into their private branch exchanges (better known as PBXs), call managers and client solutions. We anticipate releasing the first version of the Toolkit product in 2008.

•	The VirnetX Secure Directory Service, which will be designed to provide secure presence and directory services to certified individual domain names based on identity verification and will be designed to enable automatic domain name system, or “DNS,” -triggered certified encrypted connections. We anticipate providing this service to initial customers in 2008.

We intend to commercialize our existing technology by designing, manufacturing and marketing products incorporating our technology and by partnering with other companies whose products incorporate our technology. In addition, we intend to leverage our outstanding team of scientists to continue to develop promising new technologies.

Government Regulation

The laws governing online secure communications remain largely unsettled, even in areas where there has been legislative action. It may take years to determine whether and how existing laws governing intellectual property, privacy and libel apply to online media. Such legislation may interfere with the growth in use of online secure communications and decrease the acceptance of online secure communications as a viable solution, which could adversely affect our business.

Due to the internet’s popularity and increasing use, new laws regulating secure communications may be adopted. These laws and regulations may cover, among other things, issues relating to privacy, pricing, taxation, telecommunications over the internet, content, copyrights, distribution and quality of products and services. We intend to comply with all new laws and regulations as they are adopted.

Employees

As of December 31, 2007, we had nine full-time employees.

Facilities

Our principal executive offices are located at 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066. Between July 1, 2008 and August 31, 2009, we will lease this property for approximately $3,150 per month. We have no other properties.

MANAGEMENT

The following table sets forth the respective names, ages and positions of each of our directors, and executive officers as of March 31, 2008. There are no family relationships between any of the persons named below. All of our directors were elected to the Board of Directors on July 5, 2007.

Name	Age	Position

Executive Officers and Directors
Kendall Larsen	50	President, Chief Executive Officer and Director
William E. Sliney	69	Chief Financial Officer (Interim)
Edmund C. Munger	64	Director
Scott C. Taylor	44	Director
Michael F. Angelo	48	Director
Thomas M. O’Brien	41	Director

Kendall Larsen.  Mr. Larsen has been our President, Chief Executive Officer and a director since July 5, 2007 and has held the same positions with VirnetX since its inception in August 2005. From April 2003 to July 2005, Mr. Larsen focused on pre-incorporation activities related to VirnetX. From April 2002 to April 2003, Mr. Larsen was a Limited Partner at Osprey Ventures, L.P., a venture fund that makes investments primarily in business and consumer technology companies. From October 2000 to April 2002, he was Senior Vice President and General Manager of the Security Products Division of Phoenix Technologies Ltd., a software and firmware developer. Prior to March 2003, and for a period of over 20 years, Mr. Larsen has held senior executive positions at various leading technology companies, including RSA Security, Inc., Xerox Corporation, Rolm/International Business Machines Corporation, Novell, Inc., General Magic, Inc., and Ramp Networks. Mr. Larsen holds a B.S. in Economics from the University of Utah.

William E. Sliney.  Mr. Sliney has been our Chief Financial Officer on an interim and part-time basis since July 5, 2007. Prior to that time, Mr. Sliney served as our President from August 2001, Chief Financial Officer from April 1999 and Secretary from December 2001. He also served as our Chairman of the Board from October 2000 to August 2001 and was a member of our Board of Directors from October 2000 to July 5, 2007. He was also a director of Enterra Energy Trust (NYSE: ENT), an oil and gas trust based in Calgary, Alberta that acquires, operates, and exploits petroleum and natural gas assets in Canada and in the United States, from January 2002 to March 2006. Before joining us, Mr. Sliney was the Chief Financial Officer of Legacy Software Inc. from 1995 to 1998. From 1993 to 1994, Mr. Sliney was Chief Executive Officer of Gump’s, a high end department store retailer based in San Francisco. Mr. Sliney received an M.B.A. from the Anderson School at UCLA.

Edmund C. Munger.  Mr. Munger has been a director since July 5, 2007. He has been the Chief Technology Officer of VirnetX since July 2006 and a director of VirnetX since July 2006. From July 1987 to June 2006, Mr. Munger held various positions including Associate Division Manager, Division Manager, Chief System Architect and Assistant Vice President at Science Applications International Corporation (“SAIC”) (NYSE: SAI), a leading provider of services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. government civil agencies, as well as to customers in selected commercial markets. Mr. Munger is named as a co-inventor on all patents in the VirnetX patent portfolio. Mr. Munger received a M.S. in Naval Architecture and Marine Engineering from MIT and a B.S. in Naval Science from the United States Naval Academy.

Thomas M. O’Brien.  Mr. O’Brien has been a director since July 5, 2007. He has been Senior Vice President of Reit Management & Research LLC, an institutional manager of real estate, public real estate investment trusts (“REITs”) and other public companies, since May 2006 and served as a Vice President of that company from May 1996 to April 2006. During the last five years, Mr. O’Brien has held various positions with public entities managed by Reit Management or its affiliates, including serving as: (i) Chief Executive Officer and President of TravelCenters of America LLC (AMEX: TA), since February 2007 and a Managing Director since October 2006; (ii) Chief Executive Officer and President of RMR Funds, a group of publicly traded closed-end investment management companies which invest in equity and fixed income securities in the U.S. and international real estate, hospitality and finance sectors, from 2003 to May 2007; and (iii) Executive Vice President of Hospitality Properties

Trust (NYSE: HPT), a REIT that invests in hotels and travel centers, from 2002 to 2003 and Chief Financial Officer from 1996 to 2002. From 1988 to 1996, Mr. O’Brien was a senior manager with Arthur Andersen LLP where he served a number of public company clients. Mr. O’Brien graduated cum laude from the University of Pennsylvania, Wharton School of Business, with a B.S. in Economics.

Michael F. Angelo.  Mr. Angelo has been a director since July 5, 2007. He has been a Senior Architect at NetIQ Corporation since August 2005. From October 2003 to August 2005, Mr. Angelo was a Security Architect and Manager, Government Engagements SBU with Microsoft Corporation. From July 1989 to October 2003, Mr. Angelo was a Staff Fellow at both Hewlett Packard Company and Compaq Computer Corp. Mr. Angelo also served as Senior Systems Programmer at the John von Neumann National Supercomputer Center from September 1985 to July 1989. He was a Sub-Chairman of the National Institute of Standards and Technology Board of Assessment for Programs/National Research Council responsible for the CISD review, for fiscal years 2000-2001 and 2001-2002 fiscal years, and a technology contributor and participant on the U.S. Commerce Department’s Information Systems Technical Advisory Council (ISTAC), from 1999 to the present. Mr. Angelo was named a distinguished lecturer for 2004 and 2005 by Sigma XI, the Scientific Research Society. He currently holds 49 patents, most in the area of security and authentication, and was also named the 2003 Inventor of the Year for the City of Houston by the Houston Intellectual Property Lawyers Association.

Scott C. Taylor.  Mr. Taylor has been a director since July 5, 2007. Mr. Taylor has been the Vice President, Corporate Legal Services for Symantec Corporation (NASDAQ: SYMC), the global leader in consumer and enterprise security and availability software solutions, since February 2007. From January 2002 to February 2007, Mr. Taylor worked for Phoenix Technologies Ltd, a public (NASDAQ: PTEC) software and firmware company. Prior to 2002, Mr. Taylor has worked at Narus Inc, Symantec Corporation, Pillsbury Madison & Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP), ICF Incorporated (now ICF Consulting) and the U.S. Securities and Exchange Commission in various roles. Mr. Taylor has been admitted to practice law in the State of California since 1993 and is an advisory Board Member at Langtech (IT infrastructure consulting and outsourced management). He is the Co-chair of General Counsel Committee (and former board member) of the Silicon Valley Campaign for Legal Services and maintains a Top Secret security clearance with the U.S. government. Mr. Taylor has a B.A. in International Relations from Stanford University and a J.D. from George Washington University.

Significant Employees

Robert Dunham Short III.  Mr. Short has been the Chief Scientist for VirnetX since May 2007. From February 2000 to April 2007, Mr. Short was Assistant Vice President and Division Manager at Science Applications International Corporation (“SAIC”) (NYSE: SAI), a leading provider of services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. government civil agencies, as well as to customers in selected commercial markets. From 1994 to February 2000, he also held various other positions at SAIC. Prior to SAIC, he has also worked at ARCO Power Technologies, Inc. (Atlantic Richfield Petroleum), Sperry Corporate Technology Center and Sperry Research Center. Mr. Short is named as a co-inventor on all the patents in the VirnetX patent portfolio. He holds a TS/SCI security clearance. He has a Ph.D in Electrical Engineering from Purdue University along with a M.S. in Mathematics and a B.S. in Electrical Engineering from Virginia Tech.

Kathleen Sheehan.  Ms. Sheehan has been the Vice President, Administration and Human Resources for VirnetX since December 2005. Ms. Sheehan was also the Treasurer and Chief Financial Officer of VirnetX from March 2006 until July 5, 2007. From September 2004 to July 2005, Ms. Sheehan focused on equity raise and pre-incorporation activities related to VirnetX. From September 2002 to September 2004, Ms. Sheehan was a Commercial Property Manager for JBD Properties, a real estate developer. Prior to September 2002, she worked for Armen and Associates as an Executive Recruiter. She has also worked at CHW Advertising (Senior Director of Human Resources), Modis/SAP (Human Resources and Office Manager) and as an executive recruiter for top level executives in the e-commerce & advertising industry.

Sameer Mathur.  Mr. Mathur has been the Vice President, Corporate Development and Marketing for VirnetX since July 5, 2007. Prior to that date, Mr. Mathur was the Vice President, Business Development of VirnetX since April 2006. From March 2004 to April 2006, Mr. Mathur was Product Line Manager for SonicWALL Inc (NASDAQ: SNWL), a leading provider of Internet security solutions. From April 2003 to March 2004, Mr. Mathur was Senior Product Manager for Zone Labs Inc, a leading provider of Internet security software. From June 1996 to April 2003, he was Senior Product Marketing Manager of Phoenix Technologies Ltd, a public (NASDAQ: PTEC) software and firmware company. Prior to June 1996, Mr. Mathur has worked in various engineering and marketing roles for OEC Japan, IBM Japan, Pertech Computers Ltd. Mr. Mathur has a B.S. in Engineering from Gujarat University, India.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Philosophy of Executive Compensation

We maintain a peer-based executive compensation program comprised of multiple elements. We conducted our benchmarking analysis by evaluating:

•	early and late stage private companies using a semi-annual survey of private, venture-backed companies that have received at least one (1) round of financing from a professional U.S.-based venture capital firm. This semi-annual survey was prepared by CompensationPro (a Dow Jones company). Of the companies in this survey, over one-half are in the information technology business and the remainder are divided between healthcare, products and services and other companies;

•	a key comparable company, Medivation, Inc., which also completed a reverse merger followed by an underwritten direct primary public offering. This company had similar market capitalization compared to us and was similarly early stage and pre-revenue at the time of their reverse merger, although this company is a medical device company; and

•	public company peers using data we gathered from the SEC filings of ten (10) public companies with the same industry code as us and otherwise in a comparable industry, having a market capitalization of between $25 million and $500 million, and in a similar geographic region.

The primary objectives of our peer-based executive compensation program are:

•	attracting and retaining the most talented and dedicated executives possible;

•	correlating annual and long-term cash and stock incentives to achievement of measurable performance objectives; and

•	aligning executives’ incentives with stockholder value creation.

To achieve these objectives, we implement and maintain compensation plans that tie a substantial portion of each executive’s overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our product candidates, the identification and advancement of additional product candidates, and the performance of our common stock price. Our compensation committee’s approach emphasizes the setting of compensation at levels the committee believes are competitive with executives in other companies of similar size and stage of development operating in the information technology industry while taking into account our relative performance and our own strategic goals.

Tax Deductibility of Executive Compensation

Our compensation committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of our executive officers, unless compensation is performance based. In approving the amount and form of compensation for our executive officers, our compensation committee will continue to consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m).

Role of Executive Officers

Our compensation committee exclusively makes all compensation decisions with regard to our chief executive officer and it approves recommendations regarding compensation for our other employees. Our president and chief executive officer generally attends compensation committee meetings and sometimes makes recommendations to our compensation committee regarding the amount and form of the compensation of the other executive officers and key employees. He is not present for any of the executive sessions or for any discussion of his own compensation.

Elements of Executive Compensation

Executive compensation consists of the following elements:

•	Base Salary. Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, the program is designed to deliver executive base salaries within the range of salaries for executives with the requisite skills in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Executives with more experience, critical skills, and/or considered key performers may be compensated above the range as part of our strategy for attracting, motivating and retaining highly experienced and high performing employees. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience. This review occurs each year in the fourth quarter and adjustments are made from time to time to ensure market competitiveness.

•	Discretionary Annual Incentive Bonus. Each year, our compensation committee establishes a target discretionary annual incentive bonus pool based on a percentage of an executive’s base salary and the achievement of corporate and individual objectives. Our compensation committee has the sole authority to award discretionary annual incentive bonuses to our chief executive officer and has authority along with our Board to award discretionary annual incentive bonuses to other employees. Our compensation committee utilizes annual incentive bonuses to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as establishment and maintenance of key strategic relationships, development and implementation of our licensing strategy, development of our product, identification and advancement of additional products, and to financial factors such as raising capital, improving our results of operations, and increasing the price per share of our common stock.

•	Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages high performance by our executive officers through the use of stock and stock-based awards. Our 2007 Stock Plan was established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. Our compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have historically elected to use stock options as the primary long-term equity incentive vehicle.

•	Stock Option Grants. Stock option grants are made at the commencement of employment, may be made annually based upon performance and, occasionally, following a significant change in job responsibilities or to meet other special retention objectives. Our compensation committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. In determining the number of stock options to be granted to executives, we take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s historic and recent performance, and the value of stock options in relation to other elements of the individual executive’s total compensation. We expect to continue to use stock options as a long-term incentive vehicle because:

•	stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders;

•	stock options are performance based and all the value received by the recipient of a stock option is based on the growth of the stock price;

•	stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation, while the vesting of stock options increases stockholder value over the longer term; and

•	the vesting period of stock options encourages executive retention and the preservation of stockholder value.

Stock Ownership Guidelines

We have not adopted stock ownership guidelines and our 2007 Stock Plan has provided the principal method for our executive officers to acquire equity in the Company. We currently do not require our directors or executive officers to own a particular amount of our common stock. Our compensation committee is satisfied that stock and option holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Perquisites

Our executive officers participate in the same group insurance and employee benefit plans as our other salaried employees. At this time we do not provide special benefits or other perquisites to our executive officers.

Change of Control Arrangements

Our 2007 Stock Plan allows our Board to determine the terms and condition of awards issued thereunder. Our Board has made the determination that all options issued under our 2007 Stock Plan will include the provision that in the event of a “Change of Control” (as defined in our 2007 Stock Plan), all unvested shares underlying the option will vest and become exercisable immediately prior to the consummation of such Change of Control transaction.

Named Executive Officers’ Compensation

Base Salary

Mr. Larsen is our president and chief executive officer, as well as a director. Relative to the benchmarking surveys described above, his base salary is above the 75th percentile for early and late stage private companies, below our key comparable company and between the median and the 75th percentile of our public company peers. Mr. Larsen, a founder of VirnetX, Inc., has driven the organization’s performance, leading it from inception, through the early start-up phase and through several rounds of financing. Mr. Larsen will be critical to our ability to pursue our licensing strategy going forward. On December 31, 2007, in an executive session including only the independent directors, our compensation committee assessed Mr. Larsen’s 2007 performance, considering our and Mr. Larsen’s accomplishments and the committee’s own subjective assessment of his performance.

Mr. Sliney is our chief financial officer and his base salary is below the median of early stage private companies, below the median for late stage private companies and our public company peers, and below our key comparable company. In establishing Mr. Sliney’s base salary, our compensation committee primarily considered Mr. Sliney’s experience in public company work, his transactional and strategic skills, his level of responsibility, past contributions to our performance and expected contributions to our further success.

Discretionary Annual Incentive Bonus

Actual bonus awards for each Named Executive Officer are listed in “Executive Compensation — Summary Compensation Table” on page 32 of this report. On December 31, 2007, after assessing performance and after taking into account the fact that no bonuses had been paid to our executive officers to date, our compensation committee awarded discretionary annual bonuses to Mr. Larsen and Mr. Sliney.

Long-Term Incentive Program

In determining the amount of the stock option grants made to Mr. Larsen and to Mr. Sliney in 2007, our compensation committee evaluated data derived from the same benchmarking analysis described above that was used to establish cash compensation amounts.

In 2007, Mr. Larsen was granted a number of options such that the aggregate of all of his equity incentive shares outstanding under our 2007 Stock Plan represents a fully diluted percentage ownership of the Company that was below the median for early stage private companies, and between the median and the 75th percentile for late stage private companies. In addition, the Black-Scholes option value of all of his equity incentive shares outstanding under our 2007 Stock Plan is higher than our key comparable company and between the median and 75th percentile of our public company peers.

In 2007, Mr. Sliney was granted a number of options such that the aggregate of all of his equity incentive shares outstanding under our 2007 Stock Plan represents a fully diluted percentage ownership of the Company that was below the median for early stage private companies, and at the median for late stage private companies. In addition, the Black-Scholes option value of all of his equity incentive shares outstanding under our 2007 Stock Plan is below our key comparable company and between the median and 75th percentile of our public company peers.

Summary Compensation Table

The table that follows shows the compensation earned for the last three (3) fiscal years by our “Named Executive Officers,” as defined in Item 407(m) of Regulation S-K:

								Change in
								Pension Value
							Non-	and
							Equity	Nonqualified
							Incentive	Deferred	All Other
Name & Principal					Stock	Option	Plan	Compensation	Compensation
Position	Year		Salary ($)	Bonus ($)	Awards ($)	Awards ($)(1)	Compensation ($)	Earnings ($)	($)(2)	Total ($)

Kendall Larsen	2007		245,000	244,211		1,015,612			—	1,504,823
Chief Executive Officer,	2006		237,039		—	7,665			—	244,704
President and Director	2005	(2)	—	—	399,960					399,960

William E. Sliney	2007		36,460	15,313		1,882,146				1,933,919
Chief Financial Officer	2006		—	—	—	—			30,000	30,000
	2005		—	—	—	—			30,000	30,000

(1)	The amounts in this column reflect the estimated grant date present value of (i) $4.761 for the stock options granted to Kendall Larsen during fiscal year 2007, and (ii) $4.913 for the stock options granted to William E. Sliney during fiscal year 2007, which have been calculated using the Black-Scholes stock option pricing model. Reference Note 6 “Stock Plan” in our Form 10-K for the period ended December 31, 2007, filed with the SEC on March 31, 2008 and attached hereto, which identifies the assumptions made in the valuation of option awards in accordance with SFAS 123(R).

(2)	The amounts in this column reflect compensation earned by the Named Executive Officer for consulting services he provided to the Company.

(3)	These amounts represent compensation paid from the incorporation of VirnetX, Inc. on August 2,2005 until December 31,2005.

2007 Grants of Plan-Based Awards

The following table sets forth grants of stock options made during the fiscal year ended December 31, 2007 to each Named Executive Officer:

										All Other		Grant
										Stock	Exercise	Date
			Estimated Future Payouts			Estimated Future Payouts			All Other	Awards:	or Base	Fair
			under Non-Equity Incentive			under Equity Incentive			Stock	Number of	Price of	Value of
			Plan Awards			Plan Awards			Awards:	Securities	Option	Stock or
		Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of	Underlying	Awards	Option
Name	Grant Date	Date	($)	($)	($)	(#)(1)	(#)	(#)(1)	Shares of	Options	($/share)	Awards($)(2)

Kendall Larsen	12/31/2007	12/31/2007	n/a	n/a	n/a	—	213,319	—	n/a	n/a	6.468 (3)	1,015,612
Chief Executive Officer, President and Director

William E. Sliney	12/31/2007	12/31/2007	n/a	n/a	n/a	—	383,095	—	n/a	n/a	5.88	1,882,146
Chief Financial Officer

(1)	Our equity incentive plan does not include thresholds or maximums as defined in Item 402(d) of Regulation S-K.

(2)	The amounts in this column reflect the estimated grant date present value of (i) $4.761 for the stock options granted to Kendall Larsen during fiscal year 2007, and (ii) $4.913 for the stock options granted to William E. Sliney during fiscal year 2007, which have been calculated using the Black-Scholes stock option pricing model. Reference Note 6 “Stock Plan” in our Form 10-K for the period ended December 31, 2007, filed with the SEC on March 31, 2008 and attached hereto, which identifies the assumptions made in the valuation of option awards in accordance with SFAS 123(R).

(3)	As Mr. Larsen is a holder of more than 10% of the Company’s outstanding equity, per our equity incentive plan, his options were granted at 110% of the fair market value of Common Stock on the date of grant.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table sets forth, for each of our Named Executive Officers, the number and exercise price of unexercised options, and the number and market value of stock awards that have not vested as of the end of fiscal year 2007:

Equity Incentive
Plan Awards
	Number of		Number of
	Securities		Securities
	Underlying	Number of	Underlying
	Unexercised	Securities Underlying	Unexercised
	Options	Unexercised Options	Unearned	Option Exercise	Option Expiration
Name	Exercisable (#)	Unexercisable (#)	Options (#)	Price ($)	Date

Kendall Larsen	41,516	213,319	—	6.468	12/3012012 (1)
Chief Executive Officer, President and Director
William E. Sliney	—	383,095	—	5.88	12/30/2017
Chief Financial Officer

(1)	As Mr. Larsen is a holder of more than 10% of the Company’s equity, per our equity incentive plan, his options expire five (5) years from grant.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table shows the options exercised and stock vested held by our Named Executive Officers in the fiscal year 2007:

	Options Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)

Kendall Larsen Chief Executive Officer, President and Director	—	—	n/a	n/a
William E. Sliney Chief Financial Officer	—	—	n/a	n/a

Pension Benefits for Fiscal Year 2007

None.

We do not maintain a pension plan as such term is described in Item 402(h) of Regulation S-K.

Nonqualified Deferred Compensation for Fiscal Year 2007

None.

We do not maintain a nonqualified defined contribution or other nonqualified deferred compensation plan as such term is described in Item 402(i) of Regulation S-K.

Transactions with Related Persons

Our Code of Ethics requires each of our directors, employees, officers, and consultants to disclose any significant interest in any related party transaction and that interest must be approved in writing by our legal department. If it is determined that the transaction is required to be reported under SEC rules, then the transaction will be subject to the review and approval by our audit committee of our Board. A copy of our Code of Ethics is available on our website at http://www.virnetx.com/ in the “Corporate Governance” link under the “Investors” tab.

The charter of our audit committee affirms that one of our audit committee’s responsibilities is to review and approve material related party transactions and related party transactions that are required to be disclosed in our public filings. We annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions as such term is defined by SEC rules and regulations. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

The following is a description of each transaction in the last fiscal year and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Stock Option Grants

We have granted stock options to our executive officers and certain of our directors under our 2007 Stock Plan.

In connection with the consummation of the merger between VirnetX Holding Corporation and VirnetX, we assumed certain obligations under an Advisory Service Agreement dated November 6, 2006 by and between VirnetX and MDB Capital Group LLC, as amended by the terms of that certain Release Agreement between the same parties, which was executed on July 5, 2007. MDB Capital Group was a stockholder of VirnetX prior to the merger and Christopher Marlett, a principal at MDB Capital Group, is currently one of our stockholders as a result of the merger. Christopher Marlett, as of July 5, 2007, beneficially owned approximately 6.7% of our issued and outstanding shares of common stock. MDB Capital Group’s affiliates include Anthony DiGiandomenico and Robert Levande, each of whom is one of our existing stockholders as a result of the merger.

Additionally, in connection with the consummation of the merger, we entered into the following agreements and transactions with certain of our directors, executive officers and 5% stockholders:

Indemnification Agreements

We entered into Indemnification Agreements with each person who became one of VirnetX Holding Corporation’s directors or officers in connection with the consummation of the merger, pursuant to which, among other things, we will indemnify such directors and officers to the fullest extent permitted by Delaware law, and provide for advancement of legal expenses under certain circumstances.

Registration Rights Agreement

Effective as of July 5, 2007, we entered into a Registration Rights Agreement with all of the persons who were issued shares of our common stock and securities convertible into shares of our common stock in the merger.

Pursuant to the Registration Rights Agreement, commencing six months after the closing of the merger, the securityholders have a right to request that we register for resale (a) the shares of common stock issued to such persons in the merger and (b) the shares of common stock underlying convertible notes, options and warrants issued to such persons in the merger. We are required to cause each such registration statement filed as a result of such requests to be declared effective under the Securities Act as promptly as possible after the filing thereof and to keep such registration statement continuously effective under the Securities Act until the earlier of (i) the date when all shares included in the registration statement have been sold; (ii) the date that all shares can be sold pursuant to Rule 144; and (iii) one year from the effective date of such registration statement.

Additionally, the Registration Rights Agreement provides the securityholders with “piggyback” registration rights such that at any time there is not an effective registration statement covering the common stock described above and we file a registration statement relating to an offering for our own account or the account of others under the Securities Act, other than in connection with any acquisition of any entity or business or equity securities issuable in connection with stock options or other employee benefit plans and other than in connection with this offering, then we are required to send notice to the securityholders of such intended filing at least 20 days prior to filing such registration statement and we are required to automatically include in such registration statement all shares of common stock issued in the merger and all shares of common stock underlying convertible notes, options and warrants issued in the merger.

Each securityholder also has indemnified us, our directors, officers, agents, and certain other control persons against damages arising out of or based upon: (i) such securityholder’s failure to comply with the prospectus delivery requirements of the Securities Act or (ii) such securityholder’s provision of any untrue or alleged untrue statement of a material fact to be contained in any registration statement or prospectus, or arising out of or relating to any such securityholder’s omission or alleged omission of a material fact required to be stated therein or necessary to make the statements contained in such registration statement or prospectus not misleading.

Lock-Up Agreements

Effective as of July 5, 2007, we entered into a Lock-Up Agreement with certain of the persons who were issued shares of our common stock in the merger and all persons who exchanged VirnetX options for VirnetX Holding Corporation options in the merger, pursuant to which we imposed certain restrictions on the sale of our common stock or any securities convertible into or which may be exercised to purchase any shares of our common stock acquired in connection with the merger for a period of at least 12 months after the consummation of the merger; provided that the lockup period may be extended under certain circumstances. In addition, all of our officers and directors, as well as those stockholders listed in the resale prospectus filed with this registration statement have entered into a Lock-Up Agreement with the underwriter for a period commencing on the date hereof and ending 12 months from the effective date of the registration statement; provided, however, that if the average closing price per share of the Company’s common stock exceeds 150% of the public offering price of the shares to be offered for 15 consecutive trading days during the lock-up period, the shares of common stock held by the San Gabriel group of investors shall be released from the lock-up by our underwriter. During the first quarter of 2008 the market price early release provision was triggered such that all 5,333,333 shares of our common stock held by the San Gabriel group of investors are now no longer subject to the transfer restrictions of the underwriter’s lockup agreement.

Transactions Between the Company and William E. Sliney

From March 2002 until July 5, 2007, the Company utilized the office space and equipment of its then officer, William E. Sliney, at no cost. Management estimates the value thereof to be immaterial.

Promoters and Control Persons

Glenn Russell was a founder and owned approximately 60% of the outstanding shares of VirnetX Holding Corporation immediately prior to the merger between VirnetX Holding Corporation and VirnetX. Mr. Russell received no compensation in connection with the merger between VirnetX and VirnetX Holding Corporation. Mr. Russell’s historical compensation from VirnetX Holding Corporation in his capacity as its Chief Executive Officer prior to the merger has been disclosed in VirnetX Holding Corporation’s reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

On December 12, 2007, we entered into a Voting Agreement with the following stockholders that collectively own 4,766,666 shares of our common stock, representing approximately 13.66% of our 34,889,985 shares outstanding as of March 31, 2008.

•	San Gabriel Fund, LLC

•	JMW Fund, LLC

•	John P. McGrain

•	The John P. McGrain Grantor Retained Annuity Trust u/t/d/ June 25, 2007

•	John P. McGrain, SEP IRA

•	John P. McGrain, 401K

•	The Westhampton Special Situations Fund, LLC

•	The Kirby Enterprise Fund, LLC

•	Kearney Properties, LLC

•	Kearney Holdings, LLC

•	Charles F. Kirby, Roth IRA

•	Charles F. Kirby

The Voting Agreement requires each of the above stockholders to vote all of the shares of our voting stock held by them from time to time in favor of the directors nominated by our Board of Directors and in a manner proportional to all the other votes cast by shares present and voting with respect to any other matter brought to the stockholders for a vote. This voting arrangement is an initial and continuing listing requirement for our common stock to be and remain listed on the American Stock Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we received, we believe that during the 2007 fiscal year all Section 16(a) filing requirements applicable to our officers, directors, and 10% stockholders were satisfied.

Voting Securities and Principal Holders

The following table sets forth the beneficial ownership of our common stock as of June 20, 2008 by:

•	all persons known to us, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of our common stock and based on the records of U.S. Stock Transfer Corporation, our transfer agent;

•	each director;

•	each of our Named Executive Officers in the table under “Executive Compensation — Summary Compensation Table”; and

•	all current directors and executive officers as a group.

Except as otherwise noted and subject to applicable community property laws, the persons named in this table have, to our knowledge, sole voting and investing power for all of the shares of common stock held by them.

This table lists applicable percentage ownership based on 34,899,985 shares of common stock outstanding as of June 20, 2008. Options to purchase shares of our common stock that are exercisable within 60 days of June 20, 2008 are deemed to be beneficially owned by the persons holding these options for the purpose of computing the number of shares owned by, and percentage ownership of, that person, but are not treated as outstanding for the purpose of computing any other person’s number of shares owned or ownership percentage.

Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock shown to be held by that person. The address of each executive officer and director, unless indicated otherwise, is c/o VirnetX Holding Corporation, 5615 Scotts Valley Drive, Suite 110, Scotts Valley, California 95066.

	Number of
	Shares		Percent
	Beneficially		of
Name and Address of Beneficial Owner	Owned(l)		Class(2)

5% or Greater Stockholders:
The Palantir Group	2,343,342	(9)	6.71%
15 Barbery Place, Suite 809 Toronto, Canada
Kendall Larsen	8,344,708	(3)	23.88%
Robert M. Levande	2,084,101	(4)	5.97%
8 East 67 Street New York, New York 10021
Blue Screen LLC	1,764,428	(5)	5.06%
7663 Fisher Island Drive Miami, Florida 33109
Christopher A. Marlett Living Trust	1,792,766	(6)	5.13%
420 Wilshire Boulevard, Suite 1020 Santa Monica, California 90401
Directors and Executive Officers:
Kendall Larsen	8,344,708	(3)	23.88%
Edmund C. Munger	543,973	(7)	1.56%
William E. Sliney	166		*
Thomas M. O’Brien	8,333	(8)	*
Michael F. Angelo	49,849	(8)	*
Scott C. Taylor	8,333	(8)	*
All directors and executive officers as a group (6 persons):	8,955,362	(3)(7)(8)	25.66%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are exercisable or convertible at or within 60 days of June 20, 2008 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. The indication herein that shares are beneficially owned is not an admission on the part of the listed stockholder that he, she or it is or will be a direct or indirect beneficial owner of those shares.

(2)	Based upon 34,899,985 shares of common stock issued and outstanding on June 20, 2008.

(3)	Includes 41,516 shares issuable pursuant to options exercisable within 60 days.

(4)	Includes 1,876,521 shares held by Robert M. Levande, who has voting and investment power with respect to the 207,580 shares held by the Arthur Brown Trust FBO Carolyn Brown Levande, also included.

(5)	Includes 103,790 shares held by Nicholas Lewin directly who has voting and investment power with respect to the 1,660,638 shares held by Blue Screen LLC.

(6)	Christopher A. Marlett has voting and investment power with respect to the 1,792,766 shares held by the Christopher A. Marlett Living Trust.

(7)	Includes 475,704 shares issuable pursuant to options exercisable within 60 days.

(8)	Includes 8,333 shares issuable pursuant to options exercisable within 60 days.

(9)	Includes 68,267 shares directly held by Gregory H. Bailey who has voting and investment power with respect to the 2,275,075 shares held by the Palantir Group.

(*)	Less than 1%.

SELLING SECURITY HOLDERS

This prospectus relates to the sale of 15,801,384 shares of common stock of VirnetX Holding Corporation by the security holders named below. VirnetX Holding Corporation will not receive any of the proceeds of the sale of the securities by the selling security holders.

The following table sets forth information regarding the shares of common stock owned beneficially as of June 20, 2008 by each selling security holder. None of the selling security holders is an officer, director or 10% or more stockholder of VirnetX Holding Corporation.

	Shares	Shares	Shares
	Owned Prior	Being	Owned After
Name of Selling Securityholder	to Offering	Offered	Offering

Arthur Brown Irrevocable Trust FBO Carolyn Brown Levande(1)	207,580	207,580	—
Robert M. Levande(1)	1,876,521	1,876,521	—
Kathleen Sheehan(2)	608,530	608,530	—
Michael Tiedemann(3)	231,891	231,891	—
The Gregory J. Wood Revocable Trust(4)	1,186,413	1,186,413	—
Christopher A. Marlett Living Trust(5)	1,792,766	1,792,766	—
Wilson Power of Appointment Trust(6)	124,548	124,548	—
Gregory Hugh Bailey(7)	68,267	68,267	—
Palantir Group, Inc.(7)	2,275,075	2,275,075	—
Randall J. Parker(8)	83,032	83,032	—
Dyana Marlett(9)	758,912	758,912	—
Nicaragua Initiative for Community Advancement(10)	583,969	583,969	—
REI Capital Canada, Ltd.(11)	232,864	232,864	—
Anthony DiGiandomenico(12)	791,763	791,763	—
Sameer Mathur, Trustee of the Mathur Family Trust, Dated March 12, 2007(13)	622,739	622,739	—
Orrick Investments 2006 LLC(14)	33,213	33,213	—
Nicholas S. Lewin(15)	103,790	103,790	—
Blue Screen LLC(15)	1,660,638	1,660,638	—
Benjamin Lewin(16)	130,893	130,893	—
Ronald Nesson, Trustee of the Ronald and Darlene Nesson Family Trust dated October 16, 2002(17)	207,580	207,580	—
Richard M. Schmid(18)	174,367	174,367	—
Patrick Leahy and Heidi Leahy(19)	62,274	62,274	—
Eric Schmid and Susan Schmid(20)	62,274	62,274	—
Michael B. Nosbaum(21)	12,455	12,455	—
Joe Robinson(22)	103,790	103,790	—
Karl J. Feitelberg(23)	231,891	231,891	—
Richard A. Danzig, Trustee of the Richard A. Danzig Defined Benefit Pension Trust(24)	691,006	691,006	—

	Shares	Shares	Shares
	Owned Prior	Being	Owned After
Name of Selling Securityholder	to Offering	Offered	Offering

Eric G. Schmid(20)	49,819	49,819	—
Heidi L. Schmid-Leahy(19)	49,819	49,819	—
Britta A.C. Nosbaum(26)	49,819	49,819	—
Eric Maximillian Schmid Trust(20)	49,819	49,819	—
Claire Lorraine Schmid Trust(20)	49,819	49,819	—
Braxton Eric Schmid Trust(20)	49,819	49,819	—
Caelinn Eileen Leahy Trust(19)	49,819	49,819	—
Nancy L. Schmid(25)	429,374	429,374	—
Finn Gustav Nosbaum Trust(26)	49,819	49,819	—
Lillian Rose Lorraine Nosbaum Trust(26)	49,819	49,819	—
JMW Fund LLC(27)	73,911	73,911
Gus Blass III(28)	25,000	25,000
RiverBend Fund, LLC(29)	25,000	25,000
Kingsford Capital Partners, L.P.(30)	11,597	11,597
Kingsford International(30)	65,304	65,304
Y2K Partners L.P.(30)	3,099	3,099
Linda McGrain(31)	10,000	10,000

	15,801,384	15,801,384	—

(1)	Robert M. Levande has voting power with respect to the 207,580 shares of common stock of VirnetX Holding Corporation held by the Arthur Brown Irrevocable Trust FBO Carolyn Brown Levande and 1,876,521 shares of common stock of VirnetX Holding Corporation held in his own name. Mr. Levande acquired his shares prior to the merger as one of the original founders of VirnetX, Inc.

(2)	Ms. Sheehan acquired her shares prior to the merger as an employee of VirnetX, Inc. Ms. Sheehan also received shares of common stock as a founder and investor in VirnetX, Inc.

(3)	Mr. Tiedemann acquired his shares prior to the merger as an investor in VirnetX, Inc.

(4)	Gregory Joseph Wood has voting power with respect to the 1,186,413 shares of common stock of VirnetX Holding Corporation held by The Gregory. J. Wood Revocable Trust. The Gregory J. Wood Revocable Trust acquired its shares prior to the merger as an investor in VirnetX, Inc.

(5)	Christopher A. Marlett has voting power with respect to the 1,792,766 shares of common stock of VirnetX Holding Corporation held by the Christopher A. Marlett Living Trust. The Christopher A. Marlett Living Trust acquired its shares from a common stock transfer from Christopher A. Marlett. Mr. Marlett acquired his shares from MDB Capital Group, LLC (“MDB Group”), one of the original founders of VirnetX, Inc., and from a common stock transfer from Robert Levande.

(6)	Anne C. Wilson has voting power with respect to the 124,548 shares of common stock of VirnetX Holding Corporation held by the Wilson Power of Appointment Trust. The Wilson Power of Appointment Trust acquired its shares from a common stock transfer from the Baldwin-Wilson Revocable Trust dated May 16, 2001. The Baldwin-Wilson Revocable Trust acquired its shares prior to the merger in connection with Bob Wilson’s service as an advisor to VirnetX, Inc.

(7)	Gregory H. Bailey has voting power with respect to the 2,275,075 shares of common stock of VirnetX Holding Corporation held by the Palantir Group, Inc., and 68,267 shares of common stock held in his own name. The

Palantir Group, Inc. acquired its shares pursuant to a common stock transfer from Gregory H. Bailey. Mr. Bailey acquired his shares prior to the merger as one of the original founders of and investor in VirnetX, Inc.

(8)	Mr. Parker acquired his shares prior to the merger as an investor in VirnetX, Inc.

(9)	Ms. Marlett acquired her shares from common stock transfers from MDB Capital Group and Robert Levande.

(10)	Terri Jean Marlett has voting power with respect to the 583,969 shares of common stock of VirnetX Holding Corporation held by the Nicaragua Initiative for Community Advancement. The Nicaragua Initiative for Community Advancement acquired its shares from common stock transfers from Christopher A. Marlett, Robert Levande, Gregory H. Bailey, and Anthony DiGiandomenico.

(11)	Steven Mintz has voting power with respect to the 232,864 shares of common stock of VirnetX Holding Corporation held by REI Capital Canada, Ltd. REI Capital Canada, Ltd. acquired its shares from a common stock transfer made by Steven Mintz. Steven Mintz acquired his shares prior to the merger as an investor in VirnetX, Inc.

(12)	Mr. DiGiandomenico acquired his shares prior to the merger as one of the original founders of VirnetX, Inc. and from common stock transfers made by MDB Group, and from Robert Levande.

(13)	Mr. Mathur acquired his shares prior to the merger as an employee of and an investor in VirnetX, Inc.

(14)	Peter Lillevand has voting power with respect to the 33,213 shares of common stock of VirnetX Holding Corporation held by Orrick Investments 2006 LLC. Orrick Investments 2006 LLC acquired its shares prior to the merger as a service provider to VirnetX, Inc.

(15)	Nicholas Sheridan Lewin has voting power with respect to the 1,660,638 shares of common stock of VirnetX Holding Corporation held by Blue Screen LLC and 103,790 shares of common stock of VirnetX Holding Corporation held in his own name. Mr. Lewin acquired his shares prior to the merger as a former director of VirnetX, Inc. Blue Screen LLC acquired its shares prior to the merger as an investor of VirnetX, Inc.

(16)	Mr. Lewin acquired his shares prior to the merger as an investor of VirnetX, Inc.

(17)	Mr. Nesson acquired his shares prior to the merger as an investor in VirnetX, Inc.

(18)	Mr. Schmid acquired his shares prior to the merger as an investor in VirnetX, Inc.

(19)	Heidi Schmid-Leahy has voting power with respect to the 62,274 shares of common stock of VirnetX Holding Corporation held by Patrick Leahy and Heidi Leahy, the 49,819 shares of common stock of VirnetX Holding Corporation held by the Caelinn Eileen Leahy Trust, and the 49,819 shares of common stock of VirnetX Holding Corporation held in her own name (collectively, the “Leahy Holders”). The Leahy Holders acquired their shares prior to the merger as investors in VirnetX, Inc.

(20)	Eric G. Schmid has voting power with respect to the 62,274 shares of common stock of VirnetX Holding Corporation held by Eric Schmid and Susan Schmid, the 49,819 shares of common stock of VirnetX Holding Corporation held by Eric G. Schmid, the 49,819 shares of common stock of VirnetX Holding Corporation held by the Eric Maximillian Schmid Trust, the 49,819 shares of common stock of VirnetX Holding Corporation held by the Claire Lorraine Schmid Trust, and the 49,819 shares of common stock of VirnetX Holding Corporation held by the Braxton Eric Schmid Trust (collectively, the “Schmid Holders”). The Schmid Holders acquired their shares prior to the merger as investors in VirnetX, Inc.

(21)	Mr. Nosbaum acquired his shares prior to the merger as an investor in VirnetX, Inc.

(22)	Mr. Robinson acquired his shares prior to the merger as an investor in VirnetX, Inc.

(23)	Mr. Feitelberg acquired his shares prior to the merger as an investor in VirnetX, Inc.

(24)	Mr. Danzig acquired his shares prior to the merger as an investor in VirnetX, Inc.

(25)	Ms. Schmid acquired her shares prior to the merger as an investor in VirnetX, Inc.

(26)	Britta A.C. Nosbaum has voting power with respect to the 49,819 shares of common stock of VirnetX Holding Corporation held by the Finn Gustav Nosbaum Trust, the 49,819 shares of common stock of VirnetX Holding

Corporation held by the Lillian Rose Nosbaum, and the 49,819 shares of common stock of VirnetX Holding Corporation held in her own name (the “Nosbaum Holders”). The Nosbaum Holders acquired their shares prior to the merger as investors in VirnetX, Inc.

(27)	Justin Yorke has voting power with respect to the 73,911 shares of common stock of VirnetX Holding Corporation held by the JMW Fund, LLC. The JMW Fund, LLC acquired its shares as a result of common stock transfers from Christopher A. Marlett, Dyana Marlett, David Byrne and Anthony DiGiandomenico.

(28)	Mr. Blass received his shares pursuant to a common stock transfer from Christopher Marlett.

(29)	Steve Garland has voting power with respect to the 25,000 shares of common stock of VirnetX Holding Corporation held by RiverBend Fund, LLC. RiverBend Fund, LLC acquired its shares pursuant to a common stock transfer from Christopher Marlett.

(30)	David Scially holds voting power with respect to the 11,597 shares of common stock of VirnetX Holding Corporation held by Kingsford Capital Partners, L.P., the 65,304 shares of common stock of VirnetX Holding Corporation held by Kingsford International and the 3,099 shares of common stock of VirnetX Holding Corporation held by Y2K Partners, L.P. The aforementioned entities acquired their shares pursuant to common stock transfers from Christopher Marlett.

(31)	Ms. McGrain acquired her shares from a common stock transfer from John McGrain, who was a convertible bridge note investor in the Company whose notes converted into shares of common stock immediately after the merger.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the Rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker/dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker/dealers engaged by the Selling Stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the Selling Stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The Selling Stockholders have informed VirnetX Holding Corporation that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

On a post-split basis, we are authorized to issue an aggregate of 110,000,000 shares of capital stock, 100,000,000 of which are shares of common stock, par value $0.0001 per share, and 10,000,000 of which are shares of preferred stock, par value $0.0001 per share. As of June 20, 2008, on a post-split basis, 34,899,985 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

All outstanding shares of our common stock are of the same class and have equal rights and attributes.

Voting.  The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding shares of our common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends.  Subject to the preferential dividend rights and consent rights of any series of preferred stock that we may from time to time designate, holders of our common stock are entitled to share equally in dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available.

Liquidation and Dissolution.  In the event of our liquidation, dissolution or winding up, subject to the preferential liquidation rights of any series of preferred stock that we may from time to time designate, the holders of our common stock are entitled to share ratably in all of our assets remaining after payment of all liabilities and preferential liquidation rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

The descriptions of our common stock and preferred stock above are only summaries and are qualified in their entirety by the provisions of the Company’s Certificate of Incorporation and By-Laws, copies of which are attached or referenced as exhibits to the registration statement of which this prospectus forms a part.

Warrants

On a post-split basis, warrants for the issuance of 266,667 shares of our common stock were issued and exercisable at $0.75 per share, all of which are subject to the Lock-Up Agreement described above. All of these warrants were net exercised by the warrant holders on January 21, 2008 and March 26, 2008. The net aggregate shares issued in the amount of 232,771 are issued and outstanding

In addition, we issued warrants to purchase 300,000 shares of our common stock at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants are first exercisable in 2008 and expire in 2012. These warrants provide for anti-dilution protection in the event of stock splits and dividends. The shares of common stock underlying these warrants are being registered in the registration statement of which this prospectus forms a part.

The descriptions of the warrants are only a summary and are qualified in their entirety by the provisions of the forms of warrant, which are attached or referenced as exhibits to the registration statement of which this prospectus forms a part.

Protective Provisions

We have a number of protective provisions that could delay, discourage or prevent a third party from acquiring the company without the approval of our Board of Directors. Our protective provisions include:

•	A staggered Board of Directors: this means that only one or two directors (since we have a five person Board of Directors) will be up for election at any given annual meeting. This has the effect of delaying the ability of stockholders to effect a change in control of the Board of Directors since it will take two annual meetings to effectively replace at least three directors which represents a majority of the Board of Directors.

•	Blank check preferred stock: our Board of Directors has the authority to establish the rights, preferences and privileges of our 10,000,000 authorized but unissued shares of preferred stock. Therefore, this stock may be issued at the discretion of our Board of Directors with preferences over your shares of common stock in a manner that is materially dilutive to exiting stockholders. In addition, blank check preferred stock can be used to create a “poison pill” which is designed to deter a hostile bidder from buying a controlling interest in our stock without the approval of our Board of Directors. We have not adopted such a “poison pill,” but our Board of Directors will have the ability to do so in the future very rapidly and without stockholder approval.

•	Advance notice requirements for director nominations and for new business to be brought up at stockholder meetings: stockholders wishing to submit director nominations or raise matters to a vote of the stockholders must provide notice to us within very specific date windows in order to have the matter voted on at the meeting. This has the effect of giving our Board of Directors and management more time to react to stockholder proposals generally and could also have the effect of delaying a stockholder proposal to a subsequent meeting to the extent such proposal is not raised in a timely manner for an upcoming meeting.

•	Elimination of stockholder actions by written consent: this has the effect of eliminating the ability of a stockholder or a group of stockholders representing a majority of the outstanding shares to take actions rapidly and without prior notice to our Board of Directors and management or to the minority stockholders. Along with the advance notice requirements described above, this provision also gives our Board of Directors and management more time to react to proposed stockholder actions.

•	Super majority requirement for stockholder amendments to the By-laws: our By-laws may be altered or amended or new By-laws adopted by the affirmative vote of at least 66 2/3% of the outstanding shares. This has the effect of requiring a substantially greater vote of the stockholders to approve any changes to our By-laws.

•	Elimination of the ability of stockholders to call a special meeting of the stockholders: only the Board of Directors or management can call special meetings of the stockholders. This could mean that stockholders, even those who represent a significant block of shares, may need to wait for the annual meeting before nominating directors or raising other business proposals to be voted on by the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc. of Denver, Colorado.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has historically been traded in the over-the-counter market on the Nasdaq OTC Bulletin Board under the symbol “VNXH.” The following table shows the price range of our common stock for each quarter ended during the last two fiscal years and for the first quarter of fiscal 2008 on a post-split basis.

Quarter Ended	High	Low

3/31/06	$0.60	$0.36
6/30/06	$0.54	$0.21
9/30/06	$0.51	$0.30
12/31/06	$0.87	$0.36
3/31/07	$5.10	$0.75
6/30/07	$4.65	$3.75
9/30/07	$4.89	$3.96
12/31/07	$6.75	$4.08
3/31/08	$6.95	$4.26

On December 13, 2007, on a post-split basis, the average of the high ask and low bid prices, respectively, of our common stock as reported on the OTC Bulletin Board, was $6.00 per share. The source of the information provided in the table above is the OTC Bulletin Board®, Quarterly Trade and Quote Summary Report, and represents prices between dealers without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.

Holders

As of April 11, 2008, there were approximately 101 holders of record of our common stock.

Dividends

We have not paid any cash dividends on our common stock, and do not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, to fund operations, and the development and growth of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, operation results, capital requirements, applicable contractual restrictions, restrictions in our organizational documents, and any other factors that our Board of Directors deems relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

On April 17, 1998, we adopted an equity incentive program. Under this program, we may grant incentive stock options, non-statutory stock options, stock appreciation rights, stock bonuses and rights to acquire restricted stock to employees, directors and consultants (except for incentive stock options which may only be granted to employees). The number of shares of common stock reserved for issuance under this program is 150,580 shares post-split. As of December 31, 2006, there were no outstanding options or rights under this program. In connection with the merger between VirnetX Holding Corporation and VirnetX, we assumed and our Board of Directors has adopted the VirnetX 2005 Stock Plan as amended to cover awards of shares of our common stock. The total number of shares of our common stock reserved for issuance under the VirnetX Plan is 11,624,469, of which as of October 31, 2007, there were 4,028,418 shares remaining available for future grants. Our stockholders approved the VirnetX Plan at our 2008 annual meeting.

LEGAL PROCEEDINGS

We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court of the Eastern District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. Discovery has begun, a Markman hearing on claim construction is scheduled for February 2009, and the trial is scheduled to begin on October 12, 2009. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications. On March 31, 2008, Microsoft filed a Motion to Dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008. Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit.

Because we have determined that Microsoft’s alleged unauthorized use of our patents would cause us severe economic harm and the failure to cause Microsoft to discontinue its use of such patents could result in the termination of our business, we have dedicated a significant portion of our economic resources, to date, to the prosecution of the Microsoft litigation and expect to continue to do so for the foreseeable future.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, and in connection with such judgment determine that we had acted in bad faith or with fraudulent intent, or we were otherwise found to have exhibited inequitable conduct, the Court could award attorney fees to Microsoft, which would be payable by us.

In the near term, we will dedicate significant time and resources to the Microsoft litigation. The risks associated with such dedication of time and resources are set forth in the Risk Factors section of this report.

One or more potential intellectual property infringement claims may also be available to us against certain other companies who have the resources to defend against any such claims. Although we believe these potential claims are worth pursuing, commencing a lawsuit can be expensive and time-consuming, and there is no assurance that we will prevail on such potential claims. In addition, bringing a lawsuit may lead to potential counterclaims which may preclude our ability to commercialize our initial products, which are currently in development.

Currently, we are not a party to any other pending legal proceedings, and are not aware of any proceeding threatened or contemplated against us by any governmental authority or other party.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Menlo Park, California. Lowell Ness, a partner of Orrick, Herrington & Sutcliffe LLP is our Secretary. As of the completion of this offering, Orrick, Herrington & Sutcliffe LLP and partners in that firm beneficially own an aggregate of 124,548 shares of our common stock.

EXPERTS

The financial statements of VirnetX, Inc. as of December 31, 2006 and for the periods then ended included in the prospectus have been audited by the independent registered public accounting firm of Burr, Pilger & Mayer LLP, to the extent and for the period ended December 31, 2006, and are included in reliance upon such report given upon the authority of Burr, Pilger & Mayer LLP as experts in auditing and accounting. The consolidated financial statements of VirnetX Holding Corporation as of and for the periods therein indicated included in the prospectus have been audited by the independent registered public accounting firm of Farber Hass Hurley LLP, to the extent and for the periods set forth in their report appearing in this prospectus, and are included in reliance upon such report given upon the authority of Farber Hass Hurley LLP as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC of which this prospectus is a part under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement, and statements contained in this prospectus concerning the provisions of any document are not necessarily complete. For further information about us and the shares of common stock covered by this prospectus, you should read the registration statement including its exhibits.

We file annual reports on Form 10-K, quarterly reports of Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC also maintains an internet site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the SEC’s web site is www.sec.gov.

We intend to furnish our holders of common stock with annual reports containing financial statements audited by an independent accounting firm and to make available quarterly reports containing unaudited financial information for the first three quarters of each year.

Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and their respective controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PROVISION FOR INDEMNIFICATION

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation

Our Certificate of Incorporation provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Our Certificate of Incorporation provides that the company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

FINANCIAL STATEMENTS

Financial Statements Index

Page

Report of Farber Hass Hurley LLP, Independent Registered Public Accounting Firm	F-2
Report of Burr, Pilger & Mayer LLP, Independent Accountants	F-3
Consolidated Balance Sheets of VirnetX Holding Corporation as of December 31, 2007 and December 31, 2006	F-4
Consolidated Statements of Operations of VirnetX Holding Corporation for the year ended December 31, 2007 and December 31, 2006 and for the periods from August 2, 2005 (date of inception) to December 31, 2005 and 2007
F-5
Consolidated Statements of Stockholder’s Equity (Deficit) of VirnetX Holding Corporation for the year ended December 31, 2007 and December 31, 2006 and for the periods from August 2, 2005 (date of inception) to December 31, 2005 and 2007
F-6
Consolidated Statements of Cash Flows of VirnetX Holding Corporation for the year ended December 31, 2007 and December 31, 2006 and for the periods from August 2, 2005 (date of inception) to December 31, 2005 and 2007
F-7
Notes to Financial Statements of VirnetX Holding Corporation	F-8
Condensed Consolidated Balance Sheets at March 31, 2008 and December 31, 2007	F-21
Condensed Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007	F-23
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007	F-24
Notes to Condensed Consolidated Financial Statements	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
VirnetX Holding Corporation

We have audited the accompanying consolidated balance sheet of VirnetX Holding Corporation (the “Company”; a development stage enterprise) as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2007 and the period from August 2, 2005 (date of inception) to December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2007, and the results of their operations and their cash flows for the year ended December 31, 2007 and the period from August 2, 2005 (date of inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/  Farber Hass Hurley LLP

Granada Hills, California
March 31, 2008

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
VirnetX, Inc.

We have audited the accompanying balance sheet of VirnetX, Inc., (a development stage enterprise) as of December 31, 2006 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2006 and the period from August 2, 2005 (date of inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VirnetX, Inc., as of December 31, 2006, and the results of its operations and cash flows for the year ended December 31, 2006 and for the period from August 2, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/  Burr, Pilger & Mayer LLP

Palo Alto, CA
April 30, 2007, except for the
effects of the 1-for-3 reverse
stock split discussed in Note 1
as to which the date is March 31, 2008.

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED BALANCE SHEETS

	As of	As of
	December 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$8,589,447	$139,997
Accounts receivable	5,860	—
Prepaid expenses and other current assets	399,201	26,945

Total current assets	8,994,508	166,942
Property and equipment, net	32,658	27,087
Intangible and other assets	252,000	1,094

Total assets	$9,279,166	$195,123

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$531,790	$87,386
Current portion of long-term obligation	48,000	—

Total current liabilities	579,790	87,386

Long-term obligation, net of current portion	204,000	—
Commitments and contingencies:	—	—
Stockholders’ equity (deficit):
Preferred stock, par value $0.0001 per share
Authorized: 10,000,000 shares and 12,285,715, shares at December 31, 2007 and December 31, 2006, respectively
Issued and outstanding: 0 shares and 1,404,000 shares, at December 31, 2007 and December 31, 2006, respectively Liquidation preference: $0 and $1,404,000, at December 31, 2007 and December 31, 2006, respectively		1,377,625
Common stock, par value $0.0001 per share
Authorized: 100,000,000 shares and 20,000,000 shares, at December 31, 2007 and December 31, 2006, respectively
Issued and outstanding: 34,667,214 shares and 17,582,009 shares, at December 31, 2007 and December 31, 2006, respectively	3,467	1,758
Additional paid-in capital	19,467,890	1,012,321
Due from stockholder	—	(150)
Deficit accumulated during the development stage	(10,975,981)	(2,283,817)

Total stockholders’ equity (deficit)	8,495,376	107,737

Total liabilities and stockholders’ equity (deficit)	$9,279,166	$195,123

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

			Period from	Cumulative from
			August 2, 2005	August 2, 2005
	Year Ended	Year Ended	(Date of Inception) to	(Date of Inception) to
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2007

Revenue — Royalties	$74,866	$—	$—	$74,866
Operating expenses:
Research and development	684,316	554,187	56,000	1,294,503
General and administrative	8,040,894	853,488	826,478	9,818,282

Total operating expenses	8,725,210	1,407,675	882,478	11,015,363

Loss from operations	(8,650,344)	(1,407,675)	(882,478)	(10,940,497)
Interest and other income (expense), net	(41,820)	6,336	—	(35,484)

Net loss	$(8,692,164)	$(1,401,339)	$(882,478)	$(10,975,981)

Basic and diluted loss per share	$(.36)	$(.08)	$(.06)

Weighted average shares outstanding	24,312,287	17,087,462	15,217,092

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

							Deficit
							Accumulated	Total
					Additional		During	Stockholders’
	Series A Preferred Stock		Common Stock		Paid-in	Due from	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Stockholder	Stage	(Deficit)

Balance at inception (August 2, 2005)	—	$—	—	$—	$—	$—	$—	$—
Common stock issued to founders	—	—	13,285,107	1,329	(1,129)	—	—	200
Proceeds from issuance of restricted stock units to employees at $0.0001 per share in October 2005	—	—	3,321,277	332	(252)	—	—	80
Stock-based compensation from restricted stock units	—	—	—	—	799,920	—	—	799,920
Net loss	—	—	—	—	—	—	(882,478)	(882,478)

Balance at December 31, 2005	—	—	16,606,384	1,661	798,539	—	(882,478)	(82,278)
Proceeds from issuance of preferred stock at $1.00 per share in February 2006, net of issuance cost of $26,375	1,404,000	1,377,625	—	—	—	—	—	1,377,625
Proceeds from issuance of restricted stock units to employees at $0.01 per share in March and October 2006	—	—	975,625	97	1,953	(150)	—	1,900
Stock-based compensation:
restricted stock units	—	—	—	—	130,210	—	—	130,210
Stock-based compensation:
employee stock options	—	—	—	—	81,619	—	—	81,619
Net loss	—	—	—	—	—	—	(1,401,339)	(1,401,339)

Balance at December 31, 2006	1,404,000	1,377,625	17,582,009	1,758	1,012,321	(150)	(2,283,817)	107,737

Proceeds from exercise of options			124,548	12	29,988			30,000

Shares issued for merger			1,665,800	167	—			167

Debt converted to stock, net			2,016,016	202	1,499,648	150		1,500,000

Stock issued for cash at $.75 per share, net			4,000,000	400	2,953,249			2,953,649

Stock issued for cash at $4.00 per share, net			3,450,000	345	11,776,773			11,777,118

Stock based compensation					818,869			818,869

Preferred stock converted to common stock	(1,404,000)	(1,377,625)	5,828,841	583	1,377,042			—

Net loss							(8,692,164)	(8,692,164)

Balance at December 31, 2007	—	$—	34,667,214	$3,467	$19,467,890	$—	$(10,975,981)	$8,495,376

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Cumulative Period
			Period from	from
			August 2, 2005	August 2, 2005
	Year Ended	Year Ended	(Date of Inception) to	(Date of Inception) to
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2007

Cash flows from operating activities:
Net loss	$(8,692,164)	$(1,401,339)	$(882,478)	$(10,975,981)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	818,869	211,829	799,920	1,830,618
Depreciation and amortization	18,609	7,689	—	26,298
Changes in assets and liabilities:
Prepaid expenses and other current assets	(392,256)	34,225	(61,170)	(419,201)
Other assets	—	(1,094)	—	(1,094)
Accounts payable	444,404	87,386	—	531,790

Net cash used in operating activities	(7,802,538)	(1,061,304)	(143,728)	(9,007,570)

Cash flows from investing activities:
Purchase of property and equipment	(22,955)	(34,776)	—	(57,731)
Cash acquired in acquisition	14,009			14,009

Net cash used in investing activities	(8,946)	(34,776)	—	(43,722)

Cash flows from financing activities:
Issuance of notes payable	250,000			250,000
Repayment of notes payable	(250,000)			(250,000)
Proceeds from issuance of preferred stock, net of issuance costs		1,147,625	—	1,147,625
Proceeds from issuance of restricted stock units		1,900	280	2,180
Proceeds from advance from preferred stockolders		—	230,000	230,000
Proceeds from exercise of options	30,000			30,000
Proceeds from convertible debt	1,500,000			1,500,000
Proceeds from sale of common stock	14,730,934			14,730,934

Net cash provided by financing activities	16,260,934	1,149,525	230,280	17,640,739

Net increase in cash and cash equivalents	8,449,450	53,445	86,552	8,589,447
Cash and cash equivalents, beginning of period	139,997	86,552	—	—

Cash and cash equivalents, end of period	$8,589,447	$139,997	$86,552	$8,589,447

Supplemental disclosure of cash flow information:
Cash paid during the year for taxes	$800	$800	$—	$1,600

Cash paid during the year for interest	41,630	—	—	41,630

Supplemental disclosure of noncash investing and financing activities:
Conversion of advance into preferred stock	$	$230,000	$—	$230,000
Royalty obligation assumed to obtain intangible assets	$252,000			$252,000

The accompanying notes are an integral part of these consolidated financial statements.

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

Note 1	Formation and Business of the Company

VirnetX Holding Corporation (“we,” “us,” “our” or the “Company”) are a development stage company focused on commercializing a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or “IM,” and voice over internet protocol, or “VoIP.”

In July 2007 we effected a merger between PASW, Inc., a company which had at the time of the merger, publicly traded common stock with limited operations, and VirnetX, Inc., which became our principal operating subsidiary. As a result of this merger, the former securityholders of VirnetX, Inc. came to own a majority of our outstanding common stock.

Under generally accepted accounting principles in the United States, the accompanying financial statements have been prepared as if VirnetX, Inc., a company whose inception date was August 2, 2005, who is our predecessor for accounting purposes, had acquired PASW, Inc. on July 5, 2007. Accordingly, the accompanying statement of operations include the operations of VirnetX, Inc. from August 2, 2005 to December 31, 2007 and the operations of PASW, Inc. from July 5, 2007 to December 31, 2007. The historical share activity of VirnetX, Inc. has been retroactively restated to account for the 12.454788 to one exchange rate which was applicable to certain convertible instruments as explained in Note 10 and Note 11 and for our one for three reverse stock split which was implemented on October 29, 2007.

Our principal business activities to date are our efforts to commercialize our patent portfolio. We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain internet-based communications by a wholly owned Japanese subsidiary of PASW pursuant to the terms of a single license agreement. The revenue generated by this agreement is not significant.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date. As such, we are in the development stage and consequently are subject to the risks associated with development stage companies, including the need for additional financings, the uncertainty that our licensing program development efforts will produce revenue-bearing licenses for us, the uncertainty that our development initiatives will produce successful commercial products as well as the uncertainty of marketing and customer acceptance of such products.

These financial statements are prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities in the normal course of business. We have incurred net operating losses and negative cash flows from operations. At December 31, 2007, we had a deficit accumulated in the development stage of $10,975,891. However, management believes the $8,589,000 cash on hand at December 31, 2007 is sufficient to meet our working capital needs for 2008 or until significant revenue is generated from operations.

Note 2	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the VirnetX Holding Company, a development stage enterprise, and its wholly owned subsidiaries. All intercompany transactions have been eliminated.

These financial statements reflect the historical results of VirnetX, Inc. and subsequent to the merger date of July 5, 2007, the historical consolidated results of VirnetX Holding Corporation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue in accordance with SEC Staff Accounting Bulletin 104. We are a licensor of software and generate revenue primarily from the one-time sales of licensed software. Generally, revenue is recognized upon shipment of the licensed software. For multiple element license arrangements, the license fee is allocated to the various elements based on fair value. When a multiple element arrangement includes rights to a post-contract customer support, the portion of the license fee allocated to each function is recognized ratably over the term of the arrangement.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less at the date of purchase to be cash equivalents.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the accelerated and straight line methods over the estimated useful lives of the assets, which range from five to seven years. Repair and maintenance costs are charged to expense as incurred.

Concentration of Credit Risk and Other Risks and Uncertainties

Our cash and cash equivalents are primarily maintained at one financial institution in the United States. Deposits held with this financial institution may exceed the amount of insurance provided on such deposits. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. During the year ended December 31, 2007 we had, at times, funds that were uninsured. The uninsured balance at December 31, 2007 was in excess of $8,000,000. We have not experienced any losses on our deposits of cash and cash equivalents.

Intangible Assets

We record intangible assets at cost, less accumulated amortization. Amortization of intangible assets is provided over their estimated useful lives, which can range from 3 to 15 years, on either a straight line basis or as revenue is generated by the assets.

Impairment of Long-Lived Assets

We identify and record impairment losses on intangible and other long-lived assets used in operations when events and changes in circumstances indicate that the carrying amount of an asset might not be recoverable. Recoverability is measured by comparison of the anticipated future net undiscounted cash flows to the related assets’ carrying value. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

Research and Development

Research and development costs include expenses paid to outside development consultants and compensation related expenses for our engineering staff. Research and development costs are expensed as incurred. Acquired

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

research and development costs are expensed upon acquisition and are part of total research and development expense.

Income Taxes

We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Effective January 1, 2007, we have adopted FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes using the prospective method allowed by FIN 48. The adoption of FIN 48 did not have a material impact on our financial statements.

Fair Value of Financial Instruments

Carrying amounts of our financial instruments, including cash and cash equivalents, accounts payable, notes payable, and accrued liabilities approximate their fair values due to their short maturities. The carrying amount of our minimum royalty payment obligation approximates fair value because it is recorded at a discounted calculation.

Stock-Based Compensation

Our accounting for share-based compensation is in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense in the statement of operations for all share-based payment awards made to employees and directors including employee stock-options based on estimated fair values. Using the modified retrospective transition method of adopting SFAS 123(R), the herein financial statements presented reflect compensation expense for stock-based awards as if the provisions of SFAS 123(R) had been applied from the date of inception.

In addition, as required by Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” we record stock and options granted to non-employees at fair value of the consideration received or the fair value of the equity instruments issued as they vest over the performance period.

Earnings Per Share

SFAS No. 128, “Earnings Per Share” requires presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of share outstanding including potentially dilutive securities such as options, warrants and convertible debt. Since we incurred a loss for the period, any common stock equivalents have been excluded because their effect would be anti-dilutive.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements — an amendment to ARB No. 51.” These Standards will significantly change the accounting and reporting for business combination transactions and noncontrolling (minority) interests in consolidated financial statements, including capitalizing at the acquisition date the fair value of acquired in-process research

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

and development, and, remeasuring and writing down these assets, if necessary, in subsequent periods during their development. These new standards will be applied prospectively for business combinations that occur on or after January 1, 2009, except that presentation and disclosure requirements of SFAS 160 regarding noncontrolling interests shall be applied retroactively. The implementation of these standards is not expected to have a material impact on the consolidated statements of operations or financial position.

In December 2007, the FASB ratified EITF No. 07-1, “Accounting for Collaborative Agreements.” This standard provides guidance regarding financial statement presentation and disclosure of collaborative agreements, as defined, which includes arrangements regarding the developing and commercialization of products and product candidates. EITF 07-01 is effective as of January 1, 2009. Implementation of this standard is not expected to have a material impact on the consolidated statements of operations or financial position.

In June 2007, the FASB ratified EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to be used in Future Research and Development Activities.” This standard requires that nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities pursuant to executory contractual arrangements be deferred and recognized as an expense in the period the related goods are delivered or services are performed. EITF No. 07-3 became effective as of January 1, 2008 and it did not have a material impact on the consolidated statements of operations or financial position upon adoption.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, or SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. It also responds to investors’ request for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair valued measurements on earnings. SFAS No. 157 applies whenever standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted, except for the impact of FASB Staff Position (FSP) 157-2. FSP 157-2 deferred the adoption of SFAS 157 for non financial assets and liabilities until years ended after November 15, 2008. The Company must adopt these requirements no later than the first quarter of 2008.

On March 19, 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosures about an entity’s derivative and hedging activities. These enhanced disclosures will discuss (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We have not determined the impact, if any SFAS No. 161 will have on our consolidated financial statements.

Note 3	Property

Our major classes of property and equipment were as follows:

	December 31
	2007	2006

Office furniture	$10,129	$9,150
Computer equipment	48,827	25,626

Total	58,956	34,776
Less accumulated depreciation	(26,298)	(7,689)

	$32,658	$27,087

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Depreciation expense for the years ended December 31, 2007 and 2006 was $18,609 and $7,689, respectively. There was no depreciation expense for the period from August 2, 2005 (date of inception) to December 31, 2005.

Note 4	Patent Portfolio

We have 10 issued U.S. and 8 issued foreign technology related patents, in addition to pending U.S. and foreign patent applications. The term of each issued U.S. and foreign patent runs through 2019. Most of our issued patents were acquired by our principal operating subsidiary, VirnetX, Inc., from Science Applications International Corporation, or SAIC, pursuant to an Assignment Agreement dated December 21, 2006, and a Patent License and Assignment Agreement dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008. We are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC. Minimum annual royalty payments of $50,000 are due beginning in 2008. Royalty amounts vary depending upon the type of revenue generating activities, and certain royalty categories are subject to maximums and other limitations. We are also generally required to pay SAIC a portion of proceeds, if any, we receive from the sale of VirnetX, Inc., or from the settlement of certain patent infringement claims of ours. We have granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure these payment obligations.

Generally upon our default of our agreement with SAIC and certain other events, we are required to convey to SAIC our interests in the patents and patent applications acquired from SAIC without consideration.

At December 31, 2007, in accordance with SFAS 142, “Accounting for Goodwill and Other Intangible Assets”, we recorded the fair value of the $50,000 annual guaranteed payments we have agreed to pay to SAIC in 2008 through 2012 as a liability, calculated using a discount rate of 8%. This liability will accrete interest at the 8% rate during the period it is outstanding. We recorded a related asset equal in amount to the liability as an intangible asset which will be amortized over the expected revenue generating period of our agreement with SAIC.

As of December 31, 2007, the expected amortization of the intangible assets is as follows:

2008	$48,000
2009	48,000
2010	48,000
2011	48,000
2012	48,000
Thereafter	12,000

Total	$252,000

As of December 31, 2007, the obligation matures as follows:

2008	$48,000
2009	44,000
2010	40,000
2011	36,000
2012	32,000
Thereafter	52,000

Total	$252,000

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 5	Commitments

We lease our office facility under a non-cancelable operating lease that expires in March 2008.

Rent expense for the years ended December 31, 2007 and 2006 was $14,925 and $8,209 respectively. For the period from August 2, 2005 (date of inception) to December 31, 2005, there was no rent expense.

Note 6	Stock Plan

In 2005, VirnetX, Inc. adopted the 2005 Stock Plan (the “Plan”), which was assumed by us upon the closing of the transaction between VirnetX Holding Corporation and VirnetX, Inc. on July 5, 2007. The Plan provides for the granting of stock options and restricted stock units to employees and consultants of ours. Stock options granted under the Plan may be incentive stock options or nonqualified stock options. Incentive stock options (“ISO”) may only be granted to our employees (including officers and directors). Nonqualified stock options (“NSO”) may be granted to our employees and consultants.

Options under the Plan may be granted for period up to ten years and at prices no less than 85% of the estimated fair market value of the shares on the date of grant as determined by the board of directors, provided, however, that the exercise price of an ISO and NSO shall not be less than 100% or 85% of the estimated fair market value of the shares at the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant.

Activity under the Plan is as follows:

		Options Outstanding
	Shares Available	Number of	Weighted Average
	for Grant	Shares	Exercise Price

Shares reserved for the Plan at inception	11,624,469	—	—
Restricted stock units granted	(3,321,277)	—	—
Options granted	—	—	—
Options exercised	—	—	—
Options cancelled	—	—	—

Balance at December 31, 2005	8,303,192	—	—

Restricted stock units granted	(1,058,657)	—	—
Options granted	(1,868,218)	1,868,218	$.24
Options exercised	—	—	—
Options cancelled	—	—	—

Balance at December 31, 2006	5,376,317	1,868,218	$.24

Restricted stock units granted	—	—	—
Options granted	(2,324,925)	2,324,925	4.96
Options exercised		(124,548)	.24
Options cancelled	—	—	—

Balance at December 31, 2007	3,051,392	4,068,595	$2.94

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 7	Stock-Based Compensation

We account for equity instruments issued to employees in accordance with the provision of SFAS 123(R) which requires that such issuances be recorded at their fair value on the grant date. The recognition of the expense is subject to periodic adjustment as the underlying equity instrument vests.

We have elected to adopt the modified retrospective application method as provided by SFAS 123(R) and, accordingly, financial statement amounts for the periods presented herein reflect results as if the fair value method of expensing equity awards had been applied from inception.

Stock-based compensation expense is included in general and administrative expense for each period as follows:

				Cumulative Period
				from August 2,
				2005
Stock-Based	Year Ended	Year Ended	Year Ended	(Date of Inception)
Compensation by Type	December 31,	December 31,	December 31,	to December 31,
of Award	2007	2006	2005	2007

Restricted stock units	$0	$130,210	$799,920	$930,130
Employee stock options	818,869	81,619	0	900,488

Total stock-based compensation	$818,869	$211,829	$799,920	$1,830,618

As of December 31, 2007, the unrecorded deferred stock-based compensation balance related to stock options was $8,806,496, which will be amortized as expense over an estimate weighted average vesting amortization period of approximately 3.1 years.

The fair value of each option grant was estimated on the date of grant using the following assumptions:

	Year Ended	Year Ended
	December 31,	December 31,
	2007	2006

Volatility	100%	100%
Risk-free interest rate	3.32%	4.77%
Expected life	6.5 years	6 years
Expected dividends	0%	0%

Based on the Black-Scholes option pricing model, the weighted average estimated fair value of employee stock option grants was $4.96 and $.19 for the years ended December 31, 2007 and 2006, respectively.

The expected life was determined using the simplified method outlined in Staff Accounting Bulletin No. 107 (“SAB 107”), taking the average of the vesting term and the contractual term of the option. Expected volatility of the stock options was based upon historical data and other relevant factors, such as the volatility of comparable publicly-traded companies at a similar stage of life cycle. The Company has not provided an estimate for forfeitures because the Company has no history of forfeited options and believes that all outstanding options at December 31, 2007 will vest. In the future, the Company may change this estimate based on actual and expected future forfeiture rates.

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table summarizes activity under the equity incentive plans for the indicated periods:

			Weighted Average
		Weighted	Remaining
	Number of	Average	Contractual Term	Aggregate
	Shares	Exercise Price	(Years)	Intrinsic Value

Outstanding at December 31, 2005	—	$—	—	$—
Options granted	1,868,218	0.24	—	—
Options exercised	—	—	—	—
Options cancelled	—	—	—	—

Outstanding at December 31, 2006	1,868,218	0.24	—	—
Options granted	2,324,925	4.96	9.7	—
Options exercised	(124,548)	0.24	—	$468,300
Options cancelled	—	—	—	—

Outstanding at December 31, 2007	4,068,595	$2.94	9.1	$12,083,727

Intrinsic value is calculated at the difference between the market price of the Company’s stock on the last trading day of the year ($6.50) and the exercise price of the options. For options exercised, the intrinsic value is the difference between market price and the exercise price on the date of exercise.

The following table summarizes information about stock options at December 31, 2007:

Options Outstanding				Options Vested and Exerciseable
		Weighted				Weighted
		Average	Weighted		Weighted	Average
Range of		Remaining	Average		Average	Remaining
Exercise	Number	Contractual Life	Exercise	Number	Exercise	Contractual Life
Price	Outstanding	(Years)	Price	Exerciseable	Price	(Years)

$0.24	1,743,690	8.4	$0.24	560,669	$0.24	8.4
4.20	1,347,899	9.5	4.20	572,925	4.20	9.5
5.88-6.47	977,026	9.9	6.00	—	—	—

	4,068,595	9.1	$2.94	1,133,594	$2.24	8.9

Note 8	Warrants

During 2007, we issued warrants to purchase 266,667 of our common shares at $.75 per share in conjunction with the July stock issuance. The warrants expire in 2012. We issued warrants to purchase 300,000 of our common shares at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants are first exercisable in 2008 and expire in 2012.

Note 9	Earnings Per Share

Basic earnings per share is based on the weighted average number of shares outstanding for a period . Diluted earnings per share is based upon the weighted average number of shares and potentially dilutive common shares outstanding. Potential common shares outstanding principally include stock options, warrants, restricted stock units and other equity awards under our stock plan. Since the Company has incurred losses, the effect of any common stock equivalent would be anti-dilutive.

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The following table sets forth the basic and diluted earnings per share calculations (in 000s, except per share information):

	Period Ended December 31,
	2007	2006	2005

Net loss	$(8,692)	$(1,401)	$(882)
Weighted average number of shares outstanding	24,312	17,087	15,217
Basic earnings (loss) per share	$(0.36)	$(0.08)	$(0.06)

For the years ended December 31, 2007 and 2006, there were the following stock equivalents:

	2007	2006

Options	4,068,595	1,868,218
Warrants	566,667	—

Note 10	Preferred Stock

Our Amended and Restated Certificate of Incorporation, as amended in October 2007, authorizes us to issue 10,000,000 shares of $0.0003 par value per share preferred stock having rights, preferences and privileges to be designated by our Board of Directors. There were no shares of preferred stock outstanding at December 31, 2007. All of the VirnetX, Inc. preferred stock converted into VirnetX, Inc. common stock on a 1-for-1 basis immediately prior to the merger between us and VirnetX, Inc., so at the date of the merger, each preferred share of VirnetX, Inc. converted to 12.454788 shares of our common stock. These shares were subsequently adjusted for the impact of the one for three reverse split in October 2007. The VirnetX, Inc. preferred stock outstanding at December 31, 2006 consisted of the following:

Series	Date Issued	Original Issue Price	Shares Authorized	Shares Outstanding

Series A Preferred	March 27, 2006	$1.00	2,000,000	1,404,000

The preferred stock at December 31, 2006 had voting rights equal to an equivalent number of the common stock into which it was convertible, and voted together as one class with the common stock.

The preferred stock at December 31, 2006 were entitled to receive dividends prior to and in preference to any declaration or payment of dividends on the common stock, at the rate of $0.08 per share per annum on each outstanding share of Series A preferred stock, payable quarterly. Such dividends were payable only when and if declared by the Board of Directors and are not cumulative. No such dividends were ever declared or paid. After payment of such dividends, any additional dividends would be distributed among Series A preferred stock and common stock pro rata based on the number of shares of common stock then held by each holder (assuming conversion of all such Series A preferred stock into common stock.)

The preferred stock at December 31, 2006 had a preference in liquidation of $1,404,000 or $1.00 per share. In the event of liquidation, the holders of Series A preferred shares were entitled to receive preference on any distribution of any assets equal to $1.00 per share, plus any declared but unpaid dividends. The remaining assets, if any, would then be distributed among the holders of common stock and preferred stock, pro rata based on the number of shares of common stock held by each holder, assuming the conversion of all such redeemable convertible preferred stock. If VirnetX, Inc.’s legally available assets were insufficient to satisfy the liquidation preferences, the assets would be distributed ratably among the holders of the Series A preferred stock, in proportion to the amounts each holder would receive if VirnetX, Inc. had sufficient assets and funds to pay the full preferential amount.

The preferred stock at December 31, 2006 had conversion rights, at the option of the holder, into a number of fully paid and non assessable shares of common stock as is determined by dividing $1.00 by the conversion price applicable to such share, determined as hereafter provided, in effect on the due date the certificate is surrendered for

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

conversion. The initial conversion price per share of Series A preferred stock shall be $1.00 and is subject to adjustments in accordance with antidilution provisions, including stock splits and stock dividends, contained in VirnetX, Inc.’s certificate of incorporation. Each share of Series A preferred stock automatically converts into shares of common stock at the conversion price at the time in effect for such share immediately upon the earlier of (1) VirnetX, Inc.’s sale of its common stock in a firm commitment underwritten public offering which results in aggregate cash proceeds to VirnetX, Inc. of not less than $8,000,000, (2) any reverse merger that yields working capital to VirnetX, Inc. of at least $8,000,000 and which results in VirnetX, Inc.’s shares being registered under Securities Exchange Act of 1934, (3) the date specified by the written consent or agreement of the holders of a majority of the then outstanding shares of Series A preferred stock.

At December 31, 2006, VirnetX, Inc. had reserved sufficient shares of common stock for issuance upon conversion of the convertible preferred stock.

At December 31, 2006 and 2007, the Series A preferred stock was not mandatorily redeemable.

Note 11	Common Stock

Each share of common stock has the right to one vote. The holders of common stock are entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared by the Board from inception through December 31, 2007. The Company’s restated articles of incorporation authorizes the Company to issue up to 100,000,000 shares of $.0001 par value common stock.

In August 2005, the Company issued 13,285,107 shares to founders for aggregate proceeds of $200.

The Company also issued Restricted Stock Units (“RSUs”) to employees and consultants as discussed in Note 7.

All share amounts have been retroactively restated to reflect the conversion rate of 12.454788/1 used to effect the merger between VirnetX, Inc. and VirnetX Holding Corporation and the reverse stock split of 1/3 effective in October 2007.

Note 12	Employee Benefit Plan

During 2007, we sponsored a defined contribution, 401K plan, covering substantially all our employees. The Company’s matching contribution to the plan in 2007 was approximately $5,600. There was no plan in 2006 or 2005.

Note 13	Convertible Debt

In February 2007 we borrowed $500,000 from a group of preferred shareholders. The note accrued interest at 6% and was convertible into our common stock at $.75 per share upon the completion of the transaction in which VirnetX, Inc. came to be our wholly owned subsidiary, or the “Transaction.” Also in February 2007 we borrowed $1,000,000 from a third party. That note paid interest, in cash, at 10% and was convertible into our common stock at $.75 per share upon the completion of the Transaction. A portion, $350,000 of the proceeds of that note were placed as a retainer with our litigation counsel. The same investor purchased $3,000,000 in common stock at $.75 per share, net of expenses of approximately $47,000. That deposit was placed in an escrow account which was released at the close of the Transaction.

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Note 14	Short Term Borrowings

During 2007 we borrowed funds on a short-term basis. In June 2007 we borrowed $50,000 at 10% interest. These funds were repaid in July 2007. In December 2007, we borrowed $200,000 in the aggregate from two investors. These funds were repaid, with an aggregate of $2,000 interest, in December 2007.

Note 15	Income Taxes

The Company has Federal and state net operating loss carryforwards of approximately $9,100,000 available to offset future taxable income. The Federal and state loss carryforwards expire beginning in 2025 and 2015 respectively. There are restrictions on the ability of the Company to utilize the benefit in any one year. As a result, the Company has fully reserved any deferred tax benefit from these net operating loss carryforwards.

The Company has Federal and state tax credit carryforwards of approximately $300,000 to reduce future income tax expense. The Federal tax credits expire beginning in 2025. The state tax credits currently do not have an expiration date.

The components of the income tax provision are as follows:

	Period Ended December 31,
	2007	2006	2005

Provision for income taxes at the federal & state statutory rate	$(3,200,000)	$(600,000)	$(390,000)
Stock-based compensation	300,000	100,000	350,000
Research and development credits	(100,000)	(200,000)	—
Valuation allowance	3,000,000	700,000	40,000

Tax provision	$0	$0	$0

The elements of deferred taxes are as follows:

	Period Ended December 31,
	2007	2006	2005

Tax benefit of net operating loss carryforwards	$3,400,000	$500,000	$40,000
Research and development credits	300,000	200,000

Subtotal	3,700,000	700,000	40,000
Less valuation allowance	(3,700,000)	(700,000)	(40,000)

	$0	$0	$0

The change in the deferred tax valuation allowance was an increase of $40,000, $660,000 and $3,000,000 in the periods ended 2007, 2006 and 2005, respectively.

Note 16	Merger of VirnetX, Inc. and VirnetX Holding Corporation

In July 2007, VirnetX Holding Corporation consummated a reverse triangular merger in which the Company’s wholly-owned subsidiary merged with and into VirnetX, Inc. with VirnetX, Inc. as the surviving Corporation to the merger. As a result of the merger VirnetX, Inc. became a wholly-owned subsidiary of the Company, and the pre-merger shareholders of VirnetX Inc. exchanged their shares in VirnetX, Inc. for shares of the common stock of the Company. As a result, the VirnetX, Inc. is considered the acquiror of VirnetX Holding Corporation for accounting purposes.

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

The key terms of the merger include the following:

•	Our officers and directors, except for the chief financial officer, were replaced upon completion of the transaction so that the officers and directors of VirnetX, Inc. became our officers and directors.

•	VirnetX, Inc.’s convertible notes payable for $1,000,000 and $500,000 were converted into the Company’s common stock in July 2007.

•	VirnetX, Inc.’s escrowed convertible note proceeds of $3,000,000 were released from escrow and converted into the Company’s common stock in July 2007.

•	The Company issued 29,551,398 shares of our common stock and options to purchase 1,785,186 shares of common stock to the pre-merger shareholders, convertible note holders and option holders of VirnetX, Inc. in exchange for 100% of the issued and outstanding capital stock and securities of VirnetX, Inc. Additionally, we issued to MDB Capital Group LLC and its affiliates, warrants to purchase an aggregate of 266,667 shares of our common stock of the Company pursuant to the provisions of the MDB Service Agreement, which we assumed from VirnetX, Inc. in connection with the merger.

Note 17	Litigation

We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court for the Eastern District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. Discovery has begun and the trial is scheduled to begin on October 12, 2009. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications. On March 31, 2008, Microsoft filed a Motion to Dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008. Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, and in connection with such judgment determine that we had acted in bad faith or with fraudulent intent, or we were otherwise found to have exhibited inequitable conduct, the Court could award attorney fees to Microsoft, which would be payable by us.

VirnetX Holding Corporation
(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Because the outcome of this litigation cannot be estimated at this time, we have made no provision for loss or expenses in the accompanying financial statements.

Note 18	Quarterly Financial Information (unaudited)

	First	Second	Third	Fourth
	(amounts in thousands except per share)

2007
Revenue	$0	$0	$47	$28
Loss from operations	(410)	(1,526)	(2,589)	(4,125)
Net loss	(410)	(1,572)	(2,566)	(4,144)
Net loss per common share	$(0.02)	$(0.10)	$(0.09)	$(.015)
2006
Revenue	$0	$0	$0	$0
Loss from operations	(376)	(340)	(294)	(398)
Net loss	(374)	(349)	(284)	(394)
Net loss per common share	$(0.02)	$(0.02)	$(0.02)	$(0.02)

PART I — FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

VIRNETX HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007

ASSETS
Current assets
Cash and cash equivalents	$6,682,996	$8,589,447
Accounts receivable, net	11,051	5,860
Prepaid expense and other current assets	367,647	399,201

Total current assets	7,061,694	8,994,508

Property and equipment, net	35,229	32,658
Intangible and other assets	252,000	252,000

Total assets	$7,348,923	$9,279,166

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,067,434	$531,790
Current portion long-term obligation	44,000	48,000

Total Current Liabilities	1,111,434	579,790

Long-term obligation, net of current portion	160,000	204,000
Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $0.0001 per share, authorized 10,000,000 shares issued and outstanding: 0 shares at March 31, 2008 and December 31, 2007, respectively	0	0
Common stock, par value $0.0001 per share, authorized 100,000,000 shares, issued and outstanding: 34,871,125 shares at March 31, 2008 and 34,667,214 at December 31, 2007, respectively	3,487	3,467
Additional paid-in capital	20,081,718	19,467,890
Accumulated deficit	(14,007,716)	(10,975,981)

Total stockholders’ equity	6,077,489	8,495,376

Total liabilities and stockholders’ equity	$7,348,923	$9,279,166

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

			For the period
	Three Months	Three Months	August 2, 2005
	Ended	Ended	(Date of Inception)
	March 31,	March 31,	to March 31,
	2008	2007	2008

Revenue — royalties	$33,306	$—	$108,172
Operating expense
Research and development	177,714	101,674	1,472,217
General and administrative	2,957,908	664,654	12,678,768

Total operating expense	(3,135,622)	(766,328)	(14,150,985)

Loss from operations	(3,102,316)	(766,328)	(14,042,813)
Interest and other income (expense), net	70,581	(14,498)	35,097

Net loss	$(3,031,735)	$(780,826)	$(14,007,716)

Basic and diluted loss per share	$(0.09)	$(0.04)

Weighted average shares outstanding	34,810,099	17,582,009

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

			For the period
	Three Months	Three Months	August 2, 2005
	Ended	Ended	(Date of Inception)
	March 31,	March 31,	to March 31,
	2008	2007	2008

Cash flows from operating activities
Net loss	$(3,031,735)	$(780,826)	$(14,007,716)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,967	2,191	30,265
Stock-based compensation	613,848	0	2,449,617
(Increase) decrease in current assets	26,363	(477,109)	(399,483)
Increase (decrease) in accounts payable and accrued expenses	535,644	187,995	1,067,434

Net cash used in operating activities	(1,851,913)	(1,067,749)	(10,859,883)

Cash flow from investing activities:
Cash acquired in acquisition	0	0	14,009
Purchase of fixed assets	(6,538)	0	(63,869)

Net cash used in investing activities	(6,538)	0	(49,860)

Cash flow from financing activities:
Proceeds from convertible debt	0	1,500,000	1,500,000
Payment of royalty obligation	(48,000)	0	(48,000)
Proceeds from sale of common stock	0	0	14,730,934
Proceeds from issuance of preferred stock	0	0	1,147,625
Proceeds from issuance of restricted stock and options	0	0	262,180

Net cash used in financing activities	(48,000)	1,500,000	17,592,739

Net increase (decrease) in cash	(1,906,451)	432,251	6,682,996
Cash — beginning	8,589,447	139,997	0

Cash — ending	$6,682,996	$572,248	$6,682,996

See accompanying notes to condensed consolidated financial statements

VIRNETX HOLDING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1 —	Basis of Presentation

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, have been condensed or omitted. Results of operations for the interim periods presented are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The accompanying unaudited interim financial statements include all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation. The information contained in this quarterly report on Form 10-Q should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2007 which are contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 31, 2008.

Note 2 —	Formation and Business of the Company

VirnetX Holding Corporation (“we,” “us,” “our” or the “Company”) is a development stage company focused on commercializing a patent portfolio for providing solutions for secure real-time communications such as instant messaging, or IM, and voice over internet protocol, or VoIP.

In July 2007 we effected a merger between PASW, Inc., a company which had at the time of the merger, publicly traded common stock with limited operations, and VirnetX, Inc., which became our principal operating subsidiary. As a result of this merger, the former security holders of VirnetX, Inc. came to own a majority of our outstanding common stock and all of the common shares of PASW, Inc. were exchanged for shares of our common stock.

Under GAAP, the accompanying financial statements have been prepared as if VirnetX, Inc., a company whose inception date was August 2, 2005, who is our predecessor for accounting purposes, had acquired PASW, Inc. on July 5, 2007. Accordingly, the accompanying statement of operations include the consolidated results for the quarter ended March 31, 2008 as well as the deficit accumulated during the development stage, which includes the operations of VirnetX, Inc. from August 2, 2005 to March 31, 2008 and the operations of PASW, Inc. from July 5, 2007 to March 31, 2008. The historical share activity of VirnetX, Inc. has been retroactively restated to account for the exchange rate used in affecting the merger and for a one for three reverse stock split we completed on October 29, 2007.

Our principal business activities to date are our efforts to commercialize our patent portfolio. We also conduct the remaining activities of PASW, Inc., which are generally limited to the collection of royalties on certain internet-based communications by a wholly owned Japanese subsidiary of PASW pursuant to the terms of a single license agreement. The revenue generated by this agreement is not significant.

Although we believe we may derive revenues in the future from our principal patent portfolio and are currently endeavoring to develop certain of those patents into marketable products, we have not done so to date. Because we have limited capital resources, our revenues are insignificant and our expenses, including but not limited to those we expect to incur in our patent infringement case against Microsoft, are substantial, we may be unable to successfully complete our business plans, our business may fail and your investment in our securities may become worthless.

We are in the development stage and consequently we are subject to the risks associated with development stage companies, including the need for additional financings; the uncertainty that our licensing program development efforts will produce revenue bearing licenses for us, the uncertainty that our development initiatives will produce successful commercial products as well as the marketing and customer acceptance of such products; competition from larger organizations; dependence on key personnel; uncertain patent protection; and dependence on corporate partners and collaborators. To achieve successful operations, we may require additional capital to continue research and development and marketing efforts. No assurance can be given as to the timing or ultimate success of obtaining future funding.

VIRNETX HOLDING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Note 3 —	Earnings Per Share

SFAS No. 128, “Earnings Per Share” requires presentation of basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding including potentially dilutive securities such as options, warrants and convertible debt. Because we incurred a loss for each period presented, any common stock equivalents have been excluded because their effect would be anti-dilutive.

Note 4 —	Patent Portfolio

We have 10 issued U.S. and eight issued foreign technology related patents, in addition to pending U.S. and foreign patent applications. The term of each issued U.S. and foreign patent runs through 2019. Most of our issued patents were acquired by our principal operating subsidiary, VirnetX, Inc., from Science Applications International Corporation, or SAIC, pursuant to an Assignment Agreement dated December 21, 2006, and a Patent License and Assignment Agreement dated August 12, 2005, as amended on November 2, 2006, including documents prepared pursuant to the November amendment, and as further amended on March 12, 2008. We are required to make payments to SAIC based on the revenue generated from our ownership or use of the patents assigned to us by SAIC. Minimum annual royalty payments of $50,000 are due beginning in 2008. Royalty amounts vary depending upon the type of revenue generating activities, and certain royalty categories are subject to maximums and other limitations. We are also generally required to pay SAIC a portion of proceeds, if any, we receive from the sale of VirnetX, Inc., or from the settlement of certain patent infringement claims of ours. We have granted SAIC a security interest in some of our intellectual property, including the patents and patent applications we obtained from SAIC, to secure these payment obligations.

Generally upon our default of our agreement with SAIC and certain other events, we are required to convey to SAIC our interests in the patents and patent applications acquired from SAIC without consideration.

During the three months ended March 31, 2008, we made our first minimum annual payment of $50,000 to SAIC. As of March 31, 2008, we had not received any royalty revenue on the patents nor begun to amortize the related intangible asset.

Note 5 —	Commitments

We lease our facility under a non-cancelable operating lease that was renewed in March 2008 until 2013.

Minimum
required lease
payments in
For the period	period

2009	$30,700
2010	$45,500
2011	$55,200
2012	$59,400
2013	$60,400

Note 6 —	Stock Plan

In 2005, VirnetX, Inc. adopted the 2005 Stock Plan, or the Plan, which was assumed by us upon the closing of the transaction between VirnetX Holding Corporation and VirnetX, Inc. on July 5, 2007. The Plan provides for the granting of stock options and restricted stock units to employees and consultants of ours. Stock options granted under the Plan may be incentive stock options or nonqualified stock options. Incentive stock options, or ISO, may

VIRNETX HOLDING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Note 6 —	Stock Plan — (Continued)

only be granted to our employees (including officers and directors). Nonqualified stock options, or NSO, may be granted to our employees and consultants.

Options under the Plan may be granted for a period up to ten years and at prices no less than 85% of the estimated fair market value of the shares on the date of grant as determined by the board of directors, provided, however, that the exercise price of an ISO and NSO shall not be less than 100% or 85% of the estimated fair market value of the shares at the date of grant, respectively, and the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. There were 4,068,595 options outstanding at each of March 31, 2008 and December 31, 2007 with an average strike price of $2.94. As of March 31, 2007, there were 3,051,392 shares available to be granted as options. There were no options granted or exercised in the three months ended March 31, 2008.

Note 7 —	Stock-Based Compensation

We account for equity instruments issued to employees in accordance with the provision of SFAS 123(R) which requires that such issuances be recorded at their fair value on the grant date. The recognition of the expense is subject to periodic adjustment as the underlying equity instrument vests.

We have elected to adopt the modified retrospective application method as provided by SFAS 123(R) and, accordingly, financial statement amounts for the periods presented herein reflect results as if the fair value method of expensing equity awards had been applied from inception.

Stock-based compensation expense is included in general and administrative expense for each period at March 31, 2008 for employee stock options and total stock-based compensation was $613,848. For March 31, 2007 the amount was $0.

As of March 31, 2008, the unrecorded deferred stock-based compensation balance related to stock options was $8,192,660, which will be amortized as expense over the related vesting period. As of March 31, 2008, the weighted average vesting period was approximately 2.9 years.

The fair value of each option grant was estimated on the date of grant using the following assumptions:

Year Ended
December 31,
2007

Volatility	100.00%
Risk-free interest rate	3.32%
Expected life	6.5 years
Expected dividends	0.00%
Weighted-average grant date fair value of stock options granted	$4.96

$251,200

The expected life was determined using the simplified method outlined in Staff Accounting Bulletin No. 107, or SAB 107, taking the average of the vesting term and the contractual term of the option. Expected volatility of the stock options was based upon historical data and other relevant factors, such as the volatility of comparable publicly-traded companies at a similar stage of life cycle. The Company has not provided an estimate for forfeitures because the Company has no history of forfeited options and believes that all outstanding options at March 31, 2008 will vest. In the future, the Company may change this estimate based on actual and expected future forfeiture rates.

VIRNETX HOLDING CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Note 8 —	Warrants

During 2007, we issued warrants to purchase 266,667 shares of our common stock at $0.75 per share. The warrants expire in 2012. In January 2008, 233,334 of these warrants were exercised in a cashless exercise transaction. As a result of the January 2008 exercise, a total of 203,910 shares of our common stock were issued. In April 2008, 33,333 of these warrants were exercised in a cashless exercise transaction. As a result of the April 2008 exercise, a total of 28,860 shares of our common stock were issued.

We also issued warrants to purchase 300,000 shares of our common stock at $4.80 per share to the underwriter of our December 2007 stock issuance. Those warrants are first exercisable in 2008 and expire in 2012.

Note 9 —	Litigation

We believe Microsoft Corporation is infringing certain of our patents. Accordingly, we commenced a lawsuit against Microsoft on February 15, 2007 by filing a complaint in the United States District Court for the Eastern District of Texas, Tyler Division. Pursuant to the complaint, we allege that Microsoft infringes two of our U.S. patents: U.S. Patent No. 6,502,135 B1, entitled “Agile Network Protocol for Secure Communications with Assured System Availability,” and U.S. Patent No. 6,839,759 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network Without User Entering Any Cryptographic Information.” On April 5, 2007, we filed an amended complaint specifying certain accused products at issue and alleging infringement of a third, recently issued U.S. patent: U.S. Patent No. 7,188,180 B2, entitled “Method for Establishing Secure Communication Link Between Computers of Virtual Private Network.” We are seeking both damages, in an amount subject to proof at trial, and injunctive relief. Microsoft answered the amended complaint and asserted counterclaims against us on May 4, 2007. Microsoft counterclaimed for declarations that the three patents are not infringed, are invalid and are unenforceable. Microsoft seeks an award of its attorneys’ fees and costs. We filed a reply to Microsoft’s counterclaims on May 24, 2007. Discovery has begun, a Markman hearing on claim construction is scheduled for February 2009, and the trial is scheduled to begin on October 12, 2009. We have served our infringement contentions directed to certain of Microsoft’s operating system and unified messaging and collaboration applications. On March 31, 2008, Microsoft filed a Motion to Dismiss for lack of standing, which was denied by the court pursuant to an order dated June 3, 2008. Also pursuant to that court decision, on June 10, 2008, SAIC joined us in our lawsuit.

Although we believe Microsoft infringes three of our patents and we intend to vigorously prosecute this case, at this stage of the litigation the outcome cannot be predicted with any degree of reasonable certainty. Additionally, the Microsoft litigation will be costly and time-consuming, and we can provide no assurance that we will obtain a judgment against Microsoft for damages and/or injunctive relief. Should the District Court issue a judgment in favor of Microsoft, and in connection with such judgment determine that we had acted in bad faith or with fraudulent intent, or we were otherwise found to have exhibited inequitable conduct, the Court could award attorney fees to Microsoft, which would be payable by us.

Because the outcome of this litigation cannot be estimated at this time, we have made no provision for loss or expenses in the accompanying financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates other than the registration fee.

Amount to be Paid

SEC registration fee	$5,549
Printing and engraving	$10,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$10,000
Miscellaneous	$10,000

Total	$85,549

Item 15.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation

Our Certificate of Incorporation provides that the personal liability of the directors of the company shall be eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the Delaware General Corporation Law, as the same may be amended and supplemented.

Our Certificate of Incorporation provides that the company shall, to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Indemnification Agreements

We have also entered into indemnification agreements with our directors and officers. The indemnification agreements provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Liability Insurance

We have also obtained directors’ and officers’ liability insurance, which insures against liabilities that our directors or officers may incur in such capacities.

Item 16.	Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the Registration Statement is on Form S-1 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California, on June 25, 2008.

VIRNETX HOLDING CORPORATION

By:	/s/ Kendall Larsen
Name:     Kendall Larsen

Title:	President and Chief Executive Officer

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature and Name		Capacity	Date

* Kendall Larsen		President, Chief Executive Officer (Principal Executive Officer) and Director	June 25, 2008

* William E. Sliney		Chief Financial Officer (Principal Accounting and Financial Officer)	June 25, 2008

* Edmund C. Munger		Director	June 25, 2008

* Scott C. Taylor		Director	June 25, 2008

* Michael F. Angelo		Director	June 25, 2008

* Thomas M. O’Brien		Director	June 25, 2008

*By:	/s/ Kendall Larsen Kendall Larsen Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Agreement and Plan of Merger of PASW, Inc. (a Delaware corporation) and PASW, Inc. (a California corporation) dated May 25, 2007(1)
2.2	Certificate of Merger filed with the Secretary of State of the State of Delaware on May 30, 2007(1)
2.3	Agreement and Plan of Merger and Reorganization among PASW, Inc., VirnetX Acquisition, Inc. and VirnetX, Inc. dated as of June 12, 2007(1)
3.1	Certificate of Incorporation of the Company(1)
3.2	By-Laws of the Company(1)
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of Farber Hass Hurley LLP, Independent Auditors
23.2	Consent of Burr, Pilger & Mayer LLP, Independent Accountants
23.3	Consent of Orrick, Herrington & Sutcliffe LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (contained in the signature pages hereto)

(1)	Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 12, 2007.